     FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 18, 2001
                                                      REGISTRATION NO. 333-58158

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------

                                AMENDMENT NO. 1
                                      TO
                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             SOLUTIONS TECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)

                         ------------------------------

          NEVADA                             834381                     13-4096315
 (State or other jurisdiction            (Primary Standard            (I.R.S. Employer
  of incorporation or organization)   Industrial Classification   Identification Number)
                                           Code Number)

                              65 LA GRANDE AVENUE
                        BERKELEY HEIGHTS, NJ 07922-1466
                                 (908) 508-9008
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                                JAMES FARINELLA
                            CHIEF EXECUTIVE OFFICER
                           SOLUTIONS TECHNOLOGY, INC.
                              65 LA GRANDE AVENUE
                        BERKELEY HEIGHTS, NJ 07922-1466
                                 (908) 508-9008
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                               GLENN P. HANNEMANN
                    LAW OFFICES OF HANNEMANN & MORRIS, LLP
                         575 ANTON BOULEVARD, SUITE 300
                          COSTA MESA, CALIFORNIA 92626
                                 (714) 505-3275
                              FAX: (714) 505-3985

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

    Pursuant to Rule 416, there are also being registered hereby such additional indeterminate number of shares of such Common Stock as may become issuable by reason of stock splits, stock dividends and similar adjustments as set forth in the provisions of the Representative's Warrant.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                        CALCULATION OF REGISTRATION FEE

                                                               PROPOSED MAXIMUM
                   TITLE OF EACH CLASS OF                          AGGREGATE            AMOUNT OF
                SECURITIES TO BE REGISTERED                    OFFERING PRICE(1)    REGISTRATION FEE
2,000,000 shares Common Stock...........................          $2,000,000            $500.00

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   PROSPECTUS

                           SOLUTIONS TECHNOLOGY, INC.

                                2,426,000 Shares
                                  Common Stock

         Solutions Technology, Inc., a Nevada corporation ("STI"), and those individuals set forth in the Exhibits (the "Selling Shareholders") are collectively offering up to 2,426,000 shares of its $0.001 par value common stock ("Shares") to investors at an offering price of $1.00 per share. Up to 2,000,000 Shares will be issued by STI to pay for the costs of this offering and manufacturing, marketing and distribution activities of STI and for possible future acquisitions of companies and/or assets. The Selling Shareholders will sell the remaining 426,000 Shares only after STI has received proceeds from the minimum subscriptions.

         The Shares offered are highly speculative and involve a high degree of risk to public investors and should be purchased only by persons who can afford to lose their entire investment.


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE U.S. SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE SHARES OFFERED ARE NOT LISTED ON ANY NATIONAL SECURITIES EXCHANGE NOR WITH THE NASDAQ STOCK MARKET AND STI DOES NOT HAVE ANY TRADING SYMBOL FOR THE SHARES.

         THERE ARE INDIVIDUALS, SET FORTH IN EXHIBIT 4.3, WHO ARE SELLING SHARES IN THIS OFFERING.

=========================================================================================================================
                           Price to Public              Underwriting Discounts              Proceeds to
                                                        and Commissions1                    Issuer2
-------------------------------------------------------------------------------------------------------------------------
Per Share                      $1.00                              $0                             $1.00
-------------------------------------------------------------------------------------------------------------------------
Total Maximum              $2,426,000                             $0                        $2,000,000
=========================================================================================================================

--------

         1 The Shares are offered on a self-underwritten basis and no commissions will be paid in connection with the sale of the shares, except to finders who qualify as such.

         2 Proceeds to the Company is before the payment of certain expenses in connection with this offering and does not include any proceeds to the Selling Shareholders.

         Information contained in this Prospectus is subject to completion or amendment. The registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                                    Subject to Completion.  Dated: July 18, 2001

                                TABLE OF CONTENTS

Prospectus Summary........................................................ 3

         Risk Factors..................................................... 4

         Use of Proceeds................................................  12

Determination of Offering Price.........................................  13

         Plan of Distribution...........................................  13

Dilution................................................................  14

         Legal Proceedings............................................... 15

         Directors, Executive Officers................................... 15

Security Ownership of Certain Beneficial Owners.......................... 17

         Description of Securities....................................... 19

         Interest of Named Experts and Counsel........................... 20

         Disclosure of Commission Position............................... 20

Organization Within Last Five Years...................................... 22

         Description of Business......................................... 22

         Plan of Operation............................................... 38

         Description of Property......................................... 38

         Certain Relationships and Related Transactions.................. 39

Market for Common Equity and Related Stockholder Matters................. 40

Executive Compensation................................................... 41

         Signatures...................................................... 42

                               PROSPECTUS SUMMARY


         The following summary is qualified in its entirety by detailed information appearing elsewhere in this prospectus. Each prospective investor is urged to read this prospectus, and the attached exhibits, in their entirety.

STI.

(a) BACKGROUND.

         Clickese.com, Inc. was originally incorporated on December 27, 1999 in the State of Nevada and did adopt, and maintains a calendar year end.

         The Board of Directors of STI unanimously approved the following actions by virtue of a unanimous written consent in lieu of a meeting:

         o the merger of Pro Athletes Golf League, Inc., a California corporation ("PAGL") with and into STI;

         o        the election of a new slate of Board of Directors.

         On February 24, 2000, the holders of a majority of the issued and outstanding Shares of common stock approved the above merger and the amendment by written consent in accordance with and as permitted by the Nevada General Corporation Law. The merger was completed upon the terms and conditions provided in an agreement and plan of merger dated as of February 24, 2000, by and between STI and PAGL. Concurrent with the execution of the merger agreement, PAGL merged with and into STI.


         Also by unanimous Board of Directors approval, effective April 25, 2001, Clickese.com, Inc. was merged with Secure Time, Inc., a Nevada corporation and at the same time, changed its corporate name to Solutions Technology, Inc. STI acquired all of the outstanding common stock of Secure Time, Inc. in exchange for 10,500,000 shares of STI common stock. STI has developed and will market a time management system that biometrically recognizes individual finger prints and which contains software necessary to process payroll systems. The current address and telephone number of STI are 65 La Grande Avenue, Berkley Heights, NJ 07922, (908) 508-0713.


(b) BUSINESS.


         STI was formed and the above referenced mergers were consummated in order to allow for significant expansion of the availability of its direct response products and to provide a high- tech solution to time management problems, as discussed below.

                                  RISK FACTORS

         THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK. THEY SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. THEREFORE, EACH PROSPECTIVE INVESTOR SHOULD, PRIOR TO PURCHASE, CONSIDER VERY CAREFULLY THE FOLLOWING RISK FACTORS AMONG OTHER THINGS, AS WELL AS ALL OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.

LIMITED PRIOR OPERATIONS.


         We have only had limited prior operations and through our most recent mergers, have embarked on a new business direction within the past twelve months. Thus, we are subject to all the risks inherent in the creation of a new business. Unanticipated delays, expenses and other problems such as setbacks in product development, and market acceptance both as to the direct response marketing and time management activities of STI are frequently encountered in connection with the development of a business.


LIMITED ASSETS.


         Consequently, there is only a limited operating history upon which an investor may base an investment decision. In addition, STI has only limited assets. As a result, there can be no assurance that STI will generate significant revenues in the future; and there can be no assurance that we will operate at a profitable level. If STI is unable to obtain customers and generate sufficient revenues so that it can profitably operate, our businesses will not succeed.



SIGNIFICANT WORKING CAPITAL REQUIREMENTS.


         The working capital requirements associated with the plan of business will continue to be significant. We anticipate, based on currently proposed assumptions relating to operations, that we cannot generate sufficient cash flow to continue operations for an indefinite period at the current level without requiring additional financing. We will need to raise additional capital in the next six months, through debt or equity, to fully implement our sales and marketing strategy and grow. In the event that STI's plans change or its assumptions change or prove to be inaccurate or if cash flow from operations proves to be insufficient to fund operations for the reasons discussed, we would be required to seek additional financing sooner than currently anticipated or may be required to significantly curtail or cease its operations.



WE HAVE ONLY LIMITED ASSETS.


         STI has only limited assets. As a result, there can be no assurance that we will be able to generate significant revenues in the future; and there can be no assurance that STI will operate at a profitable level. If STI is unable to obtain customers for both its products and generate sufficient revenues so that it can profitably operate, STI's business will not succeed.

SUCCESS OF STI DEPENDENT ON MANAGEMENT.


         STI's success is dependent upon the hiring of key administrative personnel. Except with respect to James Farinella, none of STI's officers, directors, and key employees have an employment agreement with STI; therefore, there can be no assurance that these personnel will remain employed by STI after any termination of such agreements, if any. Should any of these individuals cease to be affiliated with STI for any reason before qualified replacements could be found, STI will operate without adequate direction and all marketing activities may no longer be effective and profits, if any, will be reduced.


         All decisions with respect to the management of STI will be made exclusively by the officers and directors of STI. Investors, as such, will only have rights associated with minority ownership interest rights to make decisions which effect STI. The success of STI, to a large extent, will depend on the quality of the directors and officers of STI. Accordingly, no person should invest in the Shares unless he is willing to entrust all aspects of our management to our officers and directors, as they are configured.



CONTROL OF STI BY OFFICERS AND DIRECTORS.


         STI's officers and directors beneficially own approximately 73% of the outstanding Shares of STI's common stock. As a result, such persons, acting together, have the ability to exercise significant influence over all matters requiring stockholder approval. Accordingly, it could be difficult for investors to exercise control over the affairs of STI. Directors and principal common shareholders who control the majority of the voting rights will be able, by virtue of their stock holdings, to control the affairs and policies of STI without the effective voice of investors.


LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS.


         Although the articles of incorporation and the bylaws of STI provide for indemnification of officers or directors of STI, the Nevada General Corporation Law also provides for permissive indemnification of officers and directors and STI may provide indemnification under such provisions. Because of any limitation on their liability, STI may be required to defend its officers and directors and expend STI funds in that regard.


POTENTIAL CONFLICTS OF INTEREST INVOLVING MANAGEMENT.


         Currently, with the exception of Mr. Farinella and Mr. Facciani, the officers and directors of STI will not devote 100% of their time to the business of STI. Therefore, conflicts of interest may arise in the area of corporate opportunities which cannot be resolved through arm's length negotiations. All of the potential conflicts of interest will be resolved only through exercise by the directors of such judgment as is consistent with their fiduciary duties to STI. It is the intention of management, so as to minimize any potential conflicts of interest, to present first to the board of directors of STI any proposed investments for its evaluation.

ACCEPTANCE AND EFFECTIVENESS OF INTERNET ELECTRONIC COMMERCE.

         STI's success in maintaining a profitable e-commerce business web site will be dependent on consumer acceptance of e-retailing and an increase in the use of the Internet for e-commerce. If the markets for e-commerce do not develop or develop more slowly than STI expects, its e- commerce business may be harmed. If Internet usage does not grow, STI may not be able to increase revenues from Internet advertising and sponsorships which also may harm both our retail and e-commerce business. Internet use by consumers is in an early stage of development, and market acceptance of the Internet as a medium for content, advertising and e-commerce is uncertain. A number of factors may inhibit the growth of Internet usage, including adequate network infrastructure, security concerns, inconsistent quality of service, and limited availability of cost-effective, high-speed access. If these or any other factors cause use of the Internet to slow or decline, results of operations could be adversely affected.



COMPETITION IN INTERNET COMMERCE.


         Increased competition from e-commerce could result in reduced margins or loss of market share, any of which could harm both our retail and e-commerce businesses. Competition is likely to increase significantly as new companies enter the market and current competitors expand their services. Many of STI's present and potential competitors are likely to enjoy substantial competitive advantages, including larger numbers of users, more fully-developed e- commerce opportunities, larger technical, production and editorial staffs, and substantially greater financial, marketing, technical and other resources. If STI does not compete effectively or if it experiences any pricing pressures, reduced margins, or loss of market share resulting from increased competition, STI's business could be adversely affected.


UNRELIABILITY OF INTERNET INFRASTRUCTURE.


     If the Internet continues to experience increased numbers of users, frequency of use or increased bandwidth requirements, the Internet infrastructure may not be able to support these increased demands or perform reliably. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure and could face additional outages and delays in the future. These outages and delays could reduce the level of Internet usage and traffic on STI website. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of activity. If the Internet infrastructure is not adequately developed or maintained, use of STI website may be reduced. Even if the Internet infrastructure is adequately developed and maintained, STI may incur substantial expenditures in order to adapt its services and products to changing Internet technologies. Such additional expenses could severely harm STI's financial results.


TRANSACTIONAL SECURITY CONCERNS.

         A significant barrier to Internet e-commerce is the secure transmission of confidential information over public networks. Any breach in security could cause interruptions in the operation of a website and have an adverse affect on STI's business.


GOVERNMENT REGULATION OF THE INTERNET.

         There are currently few laws that specifically regulate communications or commerce on the Internet. Laws and regulations may be adopted in the future, however, that address issues including user privacy, pricing, taxation and the characteristics and quality of products and services sold over the Internet. An increase in regulation or the application of existing laws to the Internet could significantly increase our costs of operations and harm STI's business.


INFLUENCE OF OTHER EXTERNAL FACTORS ON PROSPECTS FOR STI.

         The industry of STI in general is a speculative venture necessarily involving some substantial risk. There is no certainty that the expenditures or acquisitions to be made by STI will result in a commercially profitable business. The marketability of its products will be affected by numerous factors beyond the control of STI. These factors include market fluctuations and the general state of the economy (including the rate of inflation, and local economic conditions), which can affect STI's spending. Factors which leave less money in the hands of potential customers of STI will likely have an adverse affect on STI. The exact affect of these factors cannot be accurately predicted, but the combination of these factors may result in STI not receiving an adequate return on invested capital.


RISKS RELATED TO OUR BUSINESS.

         If the markets for our products do not develop and expand as we anticipate, demand for our products may decline, which would negatively impact our results of operations and financial performance.

         The markets for our products, especially the Secure Time, are characterized by rapidly changing technologies, evolving industry standards and frequent new product introductions. Our success is expected to depend, in substantial part, on the timely and successful introduction of new products, upgrades of current products to comply with emerging industry standards, our ability to acquire technologies needed to remain competitive and our ability to address competing technologies and products. In addition, the following factors related to our products and the markets for them could have an adverse impact on our results of operations and financial performance:

         o if we are unable to introduce optical fiber and photonic component

         o        if we are unable to maintain a favorable mix of products;

         o if the level of demand for our products by our customers does not continue. While this demand has been increasing in recent quarters, there is no assurance that this upward trend can be sustained. A leveling or declining demand or an unanticipated change in market demand for products based on a specific technology would adversely affect our ability to sustain recent operating and financial performance;

         o if we are unable to continue to develop new product lines to address our customers' diverse needs and the several market segments in which we participate. This requires a high level of innovation, as well as the accurate anticipation of technological and market trends; or

         o if we are not successful in creating the infrastructure required to support anticipated growth in product demand.

         Our customer base is concentrated, and relatively few customers account for a high percentage of net sales in our telecommunications, environmental products and advanced display product lines. If we are unable to establish or maintain good relationships with key customers, it could materially adversely affect our results of operations and financial performance. In particular, if our current customers do not continue to place orders at the current levels, we may not be able to replace these orders with orders from new customers.

         As our customers' needs for our products increase, we must increase our manufacturing volumes to meet these needs and satisfy customer demand. Failure to do so may materially harm our operating results and financial performance.

         The manufacture of our products involves highly complex and precise processes, requiring production in highly controlled and clean environments. Changes in our manufacturing processes or those of our suppliers could significantly reduce our manufacturing yields and product reliability. In some cases, existing manufacturing techniques, which involve substantial manual labor, may be insufficient to achieve the volume or cost targets of our customers. We will need to develop new manufacturing processes and techniques to achieve targeted volume and cost levels. While we continue to devote substantial efforts to the improvement of our manufacturing techniques and processes, we may not achieve manufacturing volumes and cost levels in our manufacturing activities that will fully satisfy customer demands.

         Interruptions of supplies from our key suppliers could disrupt production or impact our ability to increase production and sales. We obtain several critical components from a limited number of suppliers, some of which are also are competitors. We do not have long-term or volume purchase agreements with these suppliers, and may have limited options for alternative supply if these suppliers fail to continue the supply of components.

         We face intense competition in several of our businesses. We expect that we will face additional competition from existing competitors and from a number of companies that may enter our markets. Since some of the markets in which we compete are characterized by rapid growth and rapid technology changes, smaller niche and start-up companies may become our principal competitors in the future. We must invest in research and development, expand our engineering manufacturing and marketing capabilities, and continue to improve customer service and support in order to remain competitive. While we expect to undertake the investment and effort in each of these areas, we cannot assure you that we will be able to maintain or improve our competitive position.

         Our competitors may have greater financial, engineering, manufacturing, marketing or other support resources. Market consolidation may create additional or stronger competitors and may intensify competition.

         We face pricing pressures in each of our leading businesses as a result of intense competition, emerging new technologies, and manufacturing efficiencies in both the domestic and the international marketplaces. While we will work toward reducing our costs to respond to pricing pressures, we may not be able to achieve proportionate reductions in costs.

         We may encounter difficulties, costs or risks in protecting our intellectual property rights or obtaining rights to additional intellectual property to permit us to continue or expand our businesses. Other companies, including some of our large competitors, hold patents in our industries and the intellectual property rights of others could inhibit our ability to introduce new products in our field of operations unless we secure licenses on commercially reasonable terms.

         Our future success will be determined in part by our ability to attract and retain, in a highly competitive marketplace, key scientific and technical personnel for our research, development and engineering efforts. Our business also depends on the continued contributions of our executive officers and other key management and technical personnel. While we believe that we have been successful in attracting and retaining key personnel, we cannot assure you that we will continue to be successful in the future.


NO CUMULATIVE VOTING.

         Holders of the Shares are not entitled to accumulate their votes for the election of directors or otherwise. Accordingly, the holders of a majority of the Shares present at a meeting of shareholders will be able to elect all of the directors of STI, and the minority shareholders will not be able to elect a representative to STI's board of directors.


ABSENCE OF CASH DIVIDENDS.

         STI has not paid and the board of directors does not anticipate paying cash dividends on STI Shares for the foreseeable future and intends to retain any future earnings to finance the growth of STI's business. Payment of dividends, if any, will depend, among other factors, on earnings, capital requirements, and the general operating and financial condition of STI, and will be subject to legal limitations on the payment of dividends out of paid-in capital.

LIMITED PUBLIC MARKET FOR STI'S SECURITIES.


         Prior to the Offering, there has been no public market for the Shares of common stock being offered. There can be no assurance that an active trading market will develop or that purchasers of the Shares will be able to resell their securities at prices equal to or greater than the respective initial public offering prices. The market price of the Shares may be affected significantly by factors such as announcements by STI or its competitors, variations in STI's results of operations, and market conditions in the retail, electronic commerce, and internet industries in general. The market price may also be affected by movements in prices of stock in general. As a result of these factors, purchasers of the Shares offered hereby may not be able to liquidate an investment in the Shares readily or at all.


NO ASSURANCE OF CONTINUED PUBLIC TRADING MARKET; RISK OF LOW PRICED SECURITIES.

         There has been no public market for the common stock of STI. It is intended that the common stock of STI will be quoted on the Over the Counter Bulletin Board. As a result, in that event, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the market value of STI's securities. In addition, the common stock is subject to the low-priced security or so called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities. The Securities Enforcement and Penny Stock Reform Act of 1999 requires additional disclosure in connection with any trades involving a stock defined as a penny stock (generally, according to recent regulations adopted by the U.S. Securities and Exchange Commission, any equity security that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith. The regulations governing low-priced or penny stocks sometimes limit the ability of broker-dealers to sell STI's common stock and thus, ultimately, the ability of the investors to sell their securities in the secondary market.


EFFECTS OF FAILURE TO MAINTAIN MARKET MAKERS.


         If STI is unable to maintain a National Association of Securities Dealers, Inc. member broker/dealer as market makers, the liquidity of the common stock could be impaired, not only in the number of Shares of common stock which could be bought and sold, but also through possible delays in the timing of transactions, and lower prices for the common stock than might otherwise prevail. Furthermore, the lack of market makers could result in persons being unable to buy or sell Shares of the common stock on any secondary market. There can be no assurances STI will be able to maintain such market makers.


OFFERING PRICE.

         The offering price of the common Shares has been determined by the directors arbitrarily and without regard to market considerations.

FORWARD-LOOKING STATEMENTS.


         This prospectus contains "forward looking statements" within the meaning of Rule 175 of the Act, as amended, and Rule 3b-6 of the Securities Act of 1934, as amended, including statements regarding, among other items, STI's business strategies, continued growth in STI's markets, projections, and anticipated trends in STI's business and the industry in which it operates. The works "believe," "expect," "anticipate," "intends," "forecast," "project," and similar expressions identify forward-looking statements. These forward-looking statements are based largely on STI's expectations and are subject to a number of risks and uncertainties, certain of which are beyond STI's control. STI cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including, among others, the following: reduced or lack of increase in demand for STI's products, competitive pricing pressures, changes in the market price of ingredients used in STI's products and the level of expenses incurred in STI's operations. In light of these risks and uncertainties, there can be no assurance that the forward- looking information contained herein will in fact transpire or prove to be accurate. STI disclaims any intent or obligation to update "forward-looking statements."

                                 USE OF PROCEEDS

         The amount of proceeds from this offering will depend on the ultimate amount of Shares sold. The proceeds of the offering, less the expenses of the offering, and not including proceeds to the Selling Shareholders, will be used to provide working capital for STI.


         The following table sets forth the estimated use of proceeds from this offering:

                              SECURE TIME DIVISION

                  INVENTORY
                           400 units @ $1,500/unit                               $  600,000
                           10 systems (consisting of
                           servers, auxiliary equipment)                         $  250,000
                                                                                 ----------
                                                                                 $  850,000
                  OFFICES
                           10 Regional Offices
                           (set up @ $20,000/office) annually                    $  200,000
                  PERSONNEL
                           3 people/office for 3 months
                           at 10 offices                                         $  210,000
                  OTHER EXPENSES
                           Custom Software                                       $  100,000
                           Overhead                                              $  100,000
                                                                                 ----------

                                    Total                                        $1,460,000

                              CLICKESE.COM DIVISION

                  INVENTORY
                           Product (Ear Guard product)                           $   50,000
                           General Overhead & Admin                              $   50,000
                           Marketing & Advertising                               $  100,000
                                                                                 ----------

                                    Total                                        $  200,000
                                     GENERAL

                 COSTS OF OFFERING
                           (Legal, accounting and printing costs)                $   75,000

                  WORKING CAPITAL FOR SOLUTIONS TECHNOLOGY
                  ----------------------------------------
                           (for two years operations including
                           accounting, legal and management)                     $  265,000
                                                                                 ----------


                                    Total for All Operations                     $2,000,000

         Management will notify shareholders of any significant changes in these use of proceeds within a quarterly newsletter as well as in quarterly and annual reports. Management anticipates expending these funds for the purposes indicated above. If expenditures are less than projected, the resulting balances will be retained and used for general working capital purposes, or allocated according to the discretion of the board of directors. If less than the maximum offering is raised, the priority will be placed on Secure Time inventory. To the extent that expenditures require the utilization of funds in excess of the amounts anticipated, supplemental amounts may be drawn from other sources, including general working capital and/or external financing. The net proceeds of this offering that are not expended immediately may be deposited in interest or non-interest bearing accounts, or invested in government obligations, certificates of deposit, commercial paper, money market mutual funds or similar investments.


                         DETERMINATION OF OFFERING PRICE

         The cash offering price of the Shares has been determined arbitrarily at the discretion of the Board.

                              PLAN OF DISTRIBUTION

         STI has no assurance that it can sell all of the Shares. Shares will be sold only by management of STI. STI is selling the Shares as a "self-underwritten" offering and the gross proceeds to STI will depend on the amount actually sold for cash and the sales price per Share. No commissions or other fees will be paid, directly or indirectly, by STI, or any of its principals, to any person or firm in connection with solicitation of sales of the Shares except as to qualified finders. These securities are offered by STI subject to prior issue and to approval of certain legal matters by our counsel.

         The Selling Shareholders will register their Shares and sell their Shares in this offering only after STI shall have sold the maximum amount of Shares or the Board of Directors has approved a lesser amount.

         The price of the Shares to be sold by the Selling Shareholders shall be equal to the Shares sold in this offering and will not have any effect on the Shares offered to the public and there is therefore no arrangement to address any possible effect on the pricing of both groups of Shares.

         We will attempt to sell the Shares for a period which commences on the effectiveness of this Registration Statement and which shall terminate on December 31, 2001, unless STI decides to extend the offering to March 31, 2002, at the discretion of the Board of Directors. There is no minimum amount of Shares that investors are required to purchase or to commit to purchase.

OPPORTUNITY TO MAKE INQUIRIES.

         STI will make available to each offeree, prior to any sale of the Shares, the opportunity to ask questions and receive answers from STI concerning any aspect of the investment and to obtain any additional information contained in this prospectus, to the extent that STI possesses such information or can acquire it without unreasonable effort or expense.


EXECUTION OF DOCUMENTS.

         Each person desiring to be issued Shares must complete, execute, acknowledge, and deliver to STI certain documents. By executing these documents, the subscriber is agreeing that such subscriber will be a shareholder in STI and will be otherwise bound by the Articles of Incorporation and the Bylaws of STI in the form attached to this Registration Statement.

                                    DILUTION

         The difference between the $1.00 value per Share of the Shares and the pro forma net tangible book value per Share of STI after this Offering constitutes the dilution to investors in this Offering. Net tangible book value per share is determined by dividing the net tangible book value of STI (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock.

         At March 31, 2001, the net tangible book deficit of STI was approximately ($149,000) or ($.015) per share of Common Stock. After giving effect to the sale of Shares (less commissions and estimated expenses of this Offering), the pro forma net tangible book value of STI at March 31, 2001, would be approximately $1,776,000, or $.15 per Share, representing an immediate increase in net tangible book value of $.165 per Share to existing stockholders and an immediate dilution of $.85 to new investors.

         The following table illustrates the foregoing information with respect to dilution to new investors on a per Share basis:

                                                               MARCH 31, 2001
Value per share of Common Stock
         in Offering                                                    $1.00
Net tangible book value before
         Offering                                                        (.015)
Increase attributable to new
         investors                                                      $ .165
Pro forma net tangible book
         value after Offering                                           $ .15


Dilution to new investors                                               $ .85


         The following table sets forth at March 31, 2001, with respect to existing stockholders and new investors, a comparison of the number of shares of Common Stock acquired from STI, the percentage of ownership of such shares, the total consideration paid, the percentage of total consideration paid and the average price per share:

                                    Shares Purchased           Total Consideration        Average Price
                                    ----------------           -------------------        -------------
                                    Number   Percent           Amount      Percent        Per Share
                                    ------   -------           ------      -------        ---------
Existing Stockholders             9,981,365   83.3%

New Investors                     2,000,000   16.7%         2,000,000                       $1.00

         Total                   11,981,365   100%                          100%


                                LEGAL PROCEEDINGS

         Except as noted herein, STI is not a party to any material pending legal proceedings and, to the best of its knowledge, no such action by or against STI has been threatened. STI is involved in various claims and lawsuits incidental to its business.

                    DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS,
                               AND CONTROL PERSONS

         The names, ages and respective positions of the directors and officers of STI are set forth below. All directors serve for a period of one year or until their successors are elected and qualified. There are no other persons which can be classified as a promoter, controlling person, or significant employee of STI.

         JAMES FARINELLA, Chief Executive Officer/President, Director, Age 33


         As Founder and President of Integrated Capital Corporation (1996), Mr. Farinella has been instrumental in securing expansion funds for several multi-million dollar companies. Through Farinella Management, Inc., Mr. Farinella is the general partner of a small hedge fund dedicated to investing new venture transactions (start-ups). Mr. Farinella has an extensive understanding of the legal and financial ramifications of new business development and his time commitment to Farinella Management, Inc. and any other outside activities shall be minimal.



         As an active partner in Farinella Development company from 1989 to 1999, Mr. Farinella successfully negotiated with the Resolution Trust Corporation, managed on and off-site operations and was responsible for developing Farinella's short and long-term strategic plans.


         Mr. Farinella graduated from Seton Hall University School of Law in Newark, New Jersey in 1992. He has also studied at the University of Parma, Italy, where he obtained valuable experience in international business and law. As a 1989 graduate of Springfield College, Springfield, Massachusetts, Mr. Farinella has extensive experience in business development, to include raising start-up and expansion capital. Mr. Farinella joined STI in 1999.


         DOUGLAS WETZEL, Director, Age 45.

         Mr. Wetzel brings 14 years of experience in banking, finance and sales to STI. For the past nine years he has been associated with the stock market doing marketing, consulting, public relations, research and analysis of stocks. He is also the co-editor of a financial newsletter. From 1993 to 1995 he was Regional Director of Sales for United States Checkbook Co., from 1995 to 1997 Marketorian for the Marketing Newsletter and 1998 to present, a member of Gilbert & Chattham, a Nebraska consulting and public relations firm.

         Mr. Wetzel is a graduate of the University of Nebraska, Lincoln, receiving a B.S. in Business Administration in 1978.



         MR. DAVID FACCIANI, age 57, is our Executive Vice President who brings a solid reputation for identifying and developing management solutions useful to fledgling high- technology organizations. Matured under the valued mentorship of companies such as Kaiser Steel, Baron Tube and Hughes Steel, Mr. Facciani has established a distinguished reputation as a creative leader and visionary. His success for turning around technology firms and finding new markets for practical technologies creates competitive market advantage and highly sought after client confidence. Further, it gives STI the management stability to promote further development to market its creative and balanced applications for today's latest attendance management technologies.



         MR. VINCENT JADULANG, age 52, Vice President of Technology, adds a technical depth and management flare rare in the industry. Building a solid foundation in service management at Motorola Communications and Electronic Division, Mr. Jadulang learned early the importance of developing high quality solutions to challenging technical problems. He also learned the importance of customer support and responsive system service. At Intermec Corporation and Kronos Data Systems, Mr. Jadulang refined his skills as a service-oriented project and account manager. His record for developing key technical solutions and reliable service solutions solidified his reputation as a problem-solver with outstanding creativity and innovative critical thinking skills. Recent activities in IT support and regional business development has made Mr. Jadulang a highly sought after management commodity. His success at developing customer- based service solutions adds significantly to the overall strength of its management solution. More importantly, it gives STI a competitive advantage, which provides an instant service advantage for clients in the small and mid-size service market.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


         The following table sets forth information regarding the beneficial ownership of Shares of STI's common stock as of March 31, 2001 (20,481,365 issued and outstanding) by (i) all stockholders know to STI to be beneficial owners of more than 5% of the outstanding common stock; and (ii) all officers and directors of STI (each person has sole voting power and sole dispositive power as to all of the Shares shown as beneficially owned by them):

=============================================================================================================================
TITLE OF CLASS            NAME AND ADDRESS OF                  AMOUNT AND NATURE                 PERCENT OF CLASS
                          BENEFICIAL OWNER                     OF BENEFICIAL
                                                               OWNER3
-----------------------------------------------------------------------------------------------------------------------------
Common                    Integrated Capital                   4,000,000                              19.5%
Stock                     Corp.4
                          65 La Grande Avenue
                          Berkeley Heights, NJ
                          07922
-----------------------------------------------------------------------------------------------------------------------------
Common                    Dana D. Farinella                    1,000,0005                              4.9%
Stock                     65 La Grande Avenue
                          Berkeley Heights, NJ
                          07922
-----------------------------------------------------------------------------------------------------------------------------
Common                    The Quarterback Fund6                  500,000                               2.4%
Stock                     5 Lee Court
                          Lake Grove, NY 11755
-----------------------------------------------------------------------------------------------------------------------------
Common                    David Facciani                       6,800,000                              33.2%
Stock                     3230 E. Flamingo Rd.
                          Las Vegas, NV 89121
-----------------------------------------------------------------------------------------------------------------------------
Common                    Jerrol Cutler                        1,275,000                              13.9%
Stock                     29980 Homestead Lane
                          Steamboat Springs, CO
                          80487
=============================================================================================================================

--------

         3 With the exception of Mr. Farinella as to 600,000 Shares, and Mr. Cutler as to 25,000 Shares, none of these security holders has the right to acquire any amount of the shares within sixty days from options, warrants, rights, conversion privilege, or similar obligations.

         4        The control person of Integrated Capital Corp. is James
                  Farinella.

         5 Integrated Capital Corp. owns the voting control of such Shares pursuant to proxy.

         6        The control person of The Quarterback Fund is James Farinella.

                            DESCRIPTION OF SECURITIES

GENERAL DESCRIPTION.

         The securities being offered are Shares of common stock. STI's articles of incorporation authorize the issuance of 100,000,000 Shares of common stock, with a $.001 par value. The holders of the Shares: (a) have equal ratable rights to dividends from funds legally available therefore, when, as, and if declared by the board of directors of STI; (b) are entitled to share ratably in all of the assets of STI available for distribution upon winding up of the affairs of STI; and (c) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders. These securities do not have any of the following rights: (a) special voting rights; (b) preference as to dividends or interest; (c) preemptive rights to purchase in new issues of Shares; (d) preference upon liquidation; or (e) any other special rights or preferences. In addition, the Shares are not convertible into any other security. There are no restrictions on dividends under any loan, other financing arrangements or otherwise. As of March 31, 2001, STI had 20,481,365 Shares of common stock issued and outstanding. There are no preferred Shares authorized in the articles of incorporation.


NON-CUMULATIVE VOTING.

         The holders of Shares of common stock of STI do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding Shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining Shares will not be able to elect any of STI's directors.


DIVIDENDS.

         STI does not currently intend to pay cash dividends. STI's proposed dividend policy is to make distributions of its revenues to its stockholders when STI's board of directors deems such distributions appropriate. Because STI does not intend to make cash distributions, potential shareholders would need to sell their Shares to realize a return on their investment. There can be no assurances of the projected values of the Shares, nor can there by any guarantees of the success of STI.

         Distributions will be made only when, in the judgment of STI's board of directors, it is in the best interest of STI's stockholders to do so. The board of directors will review, among other things, the investment quality and marketability of the securities considered for distribution; the impact of a distribution of the investee's securities on its customers, joint venture associates, management contracts, other investors, financial institutions, and STI's internal management, plus the tax consequences and the market effects of an initial or broader distribution of such securities.

POSSIBLE ANTI-TAKEOVER EFFECTS OF AUTHORIZED BUT UNISSUED STOCK.

         Upon the completion of this offering, assuming the maximum offering of 2,000,000 is sold, STI's authorized but unissued capital stock will consist of 22,481,365 Shares of common stock (based on the issued and outstanding Shares of 20,481,365 as of March 31, 2001 and the issuance of 10,500,000 Shares to the shareholders of Secure Time, Inc.). One effect of the existence of authorized but unissued capital stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of STI by means of a merger, tender offer, proxy contest, or otherwise, and thereby to protect the continuity of STI's management. If, in the due exercise of its fiduciary obligations, for example, the board of directors were to determine that a takeover proposal was not in STI's best interests, such Shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent, or render more difficult or costly, completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.


TRANSFER AGENT.

         STI has engaged the services of American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005, to act as transfer agent and registrar.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

         Other than as set forth below, no named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of STI.

         Counsel for STI named in this registration statement as giving an opinion on the validity of the securities being registered has previously received 325,000 Shares of stock (to be issued under the Retainer Plan for Non-Employee Directors and Consultants under a Form S-8) in exchange for legal services consisting of advice and preparation work in connection with this Registration Statement reports of STI under the Securities Exchange Act of 1934 and general corporate legal work.


                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

LIMITATION OF LIABILITY.

         Directors of STI are not liable to STI corporation or its stockholders for monetary damages for a breach of fiduciary duties unless the breach involves: (1) a director's duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (3) liability for unlawful payments of dividends or unlawful stock purchases or redemption by the corporation; or (4) a transaction from which the director derived an improper personal benefit.


INDEMNIFICATION.

         Although the articles of incorporation and the bylaws of STI provide for indemnification of officer or directors of STI, the Nevada General Corporation Law provides for permissive indemnification of officers and directors and STI may provide indemnification under such provisions:


STATUTORY INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS;
INSURANCE.

(a) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suite or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

(b) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

UNDERTAKING.

         STI undertakes the following:

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                     ORGANIZATION WITHIN THE LAST FIVE YEARS

         The names of our officers and directors are disclosed elsewhere in this Form SB-2. None of these individuals, as promoters, have received anything of value from STI.


                             DESCRIPTION OF BUSINESS

OVERVIEW.

         STI was originally created to significantly expand the availability of direct-response products. In an innovative and dynamic application of the latest technologies, STI has launched the marketing and sale of direct-response products into the "Internet Age." Based in the New York area, the developers of this "first-mover" marketing strategy have effectively eliminated the most obvious barriers to accessing direct-response products, time and medium. By placing professionally produced "info-mercials" in cyberspace, combining them with the latest in "Webcast" entertainment, and providing fitting access to direct-sales shopping links, it has made direct-response products and services available 24 hours a day, 7 days a week. A consumer with the most basic in computer technology will now be able to shop for both the latest in "As seen on TV" and more traditional direct-sale consumer products from the privacy and convenience of their home. This innovative approach to direct-response marketing could easily revolutionize how and when people shop.

         Recently, effective April 25, 2001, STI, acquired by merger pursuant to an Agreement and Plan of Merger, Secure Time, Inc. which was then a Nevada corporation engaged in developing and marketing payroll management systems and attendance maintenance systems. It offers to customers time clock systems, which include related software, to produce complete payroll records for small to medium sized companies.

         STI is divided into two divisions, Clickese.com, which will engage in the marketing and sale of direct response products and Secure Time, which develops and sells attendance and payroll management technology. These businesses are separately described below.

         Together,STI's mission is as follows:

         1. To provide its clients with the highest quality and most innovative platform for presenting their products and services; and

         2. To provide consumers with the most convenient, least intrusive medium for viewing the latest in direct-response products and services; and

         3. To continue to develop and grow the traditional business to provide revenue stability while we develop our sales within the new concepts of the Internet; and

         4. To provide small to medium sized companies affordable attendance and payroll management systems.

                                  CLICKESE.COM

BACKGROUND.

         Over 100 million people are online in the United States and Canada.8 Business in 1998 to consumer online revenue across all categories was $14.9 billion. In 1998, business-to- business sales online skyrocketed to $43 billion and within 4 years are expected to reach $1.3 trillion or almost 10% of corporate America's purchases.9 Forty-four percent of all US companies are currently selling online and 92% of companies selling online now close the sale via e-commerce rather than by fax or phone.

         Sixty percent of Internet users regularly shop online.10 The fear of computers, worries over security, and concerns over service are quickly disappearing as e-commerce vendors improve the quality of their services and speed of their response. In 1998, the average online spending per US household was $899. E-commerce is a reality and growing at a pace that many just last year had not predicted. It is no longer an optional point-of-sale option and that is true

--------
8        Commercenet/Nielsen Media Research, 6/99
9        Forrester Research, NEW YORK TIMES, 4/20/99
10       Commercenet/Nielsen Media Research, 6/99
not just for the sale of traditional consumer products, it is also true of direct-response products.

         Like e-commerce in general, direct response marketing (direct marketing) has, in the recent past, enjoyed a long stretch of prosperity and growth. From 1999-2004, direct marketing is projected to grow at a rate of 8.8% per year (compared to the total US sales growth rate of 5.3% annually).11 Consumer direct marketing sales are expected to reach $842.8 billion in 1999. Based on projected growth rates, that figure should reach 1.28 trillion by the year 2004.

         STI intends to capitalize on both trends. More specifically, STI is able to provide direct response products and services through the fastest growing, most effective marketing medium available - the Internet. Further, it plans to compliment the sale of direct response products and services, with the sale and availability of more traditional sales products. By making both direct response and direct sale products available in one location, STI has distinguished itself from its competitors. As such, it has given itself a competitive advantage that will facilitate further market influence and viability.

CONCEPT.

         The nature and dynamics of retail marketing in the United States is such that in order to be competitive in regional, national and international markets, more and more retailers will have to rely on technology and rapid communication delivery systems. We hope to take advantage of the latest, most effective advertising and sales mechanisms available to not only hold its position as an "early-mover," but to solidify itself as one of the industry leaders in the marketing and sales of direct-response products and services. To accomplish this goal, we are building a marketing and distribution system that:
1) takes full advantage of traditional retail outlets to provide sales stability and improve exposure; and 2) capitalizes on the latest trend in mass retail marketing to expand and develop national and international markets. Further, in-store presence has created a stable, traditional sales platform to be used to build future sales. As one of the first "virtual outlets" for direct-response products, we hope to overcome the market limitations affecting most traditional retail operations, i.e., access. Our ability to expand upon the traditional sales base by introducing the latest in direct-response products and services over the Internet has clearly given them a competitive advantage. STI has made it possible for anyone, anywhere to access our product representations and effect purchases. Further, by providing the latest in high-quality "info-mercials," STI distinguishes itself from the other "virtual vendors" and gives its consumer an opportunity to not only view the product, it gives them the chance to understand and appreciate the product or services' capability.

         To better serve future retail customers, STI has developed a three-phased growth program, which provides for the orderly introduction of this new and dynamic sales and marketing approach. Phase one is designed to refine the appearance, operation and availability of the website. The management team at STI has developed digital presentation techniques that

--------
11       Direct Marketing Association (the-dma.org), 5/2000
effectively distinguish STI from other virtual shopping sites. Phase two is a managed growth phase that will last anywhere from two to three years. During this phase, STI will increase the number and variety of products available on their website. Phase three is a time of operational and functional expansion. During this phase, STI intends to develop and implement organizational design and structure strategies that will further improve its responsiveness. The introduction of our products to traditional retail operations, increased structural sophistication, and decentralized expansion are all intended to increase responsiveness and improve customer service.

         As STI moves forward to firmly establish itself as a leading direct-response shopping outlet on the Internet, it is important to stress integrity and commitment to customer service. As an "early-mover," STI will break new ground in the marketing and sale of direct response products. By first establishing a presence in traditional sales outlets, STI expects to firmly establish itself as a reliable, responsive vendor of direct-response products. By providing customers with anytime, anywhere, access, STI expects to provide the access so necessary in today's fast-paced world. By definition, direct-response marketing is designed to introduce innovative products in the most efficient and straightforward manner possible.

MARKET.

         STI, through Clickese.com, will not only be a seller of direct-response products, it will be a broker for other direct response and direct sale vendors. Consequently, STI has developed a platform to effectively serve each of these unique dimensions in the market. Below are described the initial design for serving each of these unique market niches:

         DIRECT RESPONSE PRODUCT: STI's entrance into the direct-response Internet market began in June of 2000 with the introduction, marketing and sale of the EAR GUARD (an electromagnet filter that eliminates approximately 99% of the cancer causing properties emitted by cell and cordless phones).

         OTHER DIRECT RESPONSE PRODUCT LINES: In addition to the distribution of exclusive representations, STI is developing strategic alliances that will make available the largest selection of "As Seen on TV" products available on the Internet. Representing products from companies like As Seen On TV.com, GMZ Associates and Catalog Solutions and many others, STI will have the most diverse and complete selection anywhere.

         TRADITIONAL DIRECT SALES PRODUCT LINES: One of the largest shopping sites on the Internet, STI provides links to such companies as Amazon.com, Iwin.com, the Gap, Nova International, Sharper Image and Disney. Complimenting the direct response selections with a wide variety of traditional retail products makes STI the most viable one-stop shopping experience available.

OBJECTIVES.

         The primary start-up objective is to firmly establish STI as the premier and dominant "virtual" shopping experience available. STI believes that within five years it will be in a position to provide sales and promotion opportunities in at least a dozen major metropolitan areas. To accomplish this goal, we have developed a comprehensive growth strategy that will slowly build our organizational structure and stature. In 2001, we will establish a permanent "headquarters" facility in the New York area. This permanent facility will serve two purposes: 1) provide the first operational center for the expanding operation; and 2) provide the corporate center for leadership and management of the next phase decentralized operation. Within the first three years, STI plans to have similar low cost operational facilities in regional areas that will best serve our sales goals. Each center will operate as a separate profit center with specific, yet loose, ties to corporate headquarters. To accomplish these goals STI plans to:

         1. Begin operations with a contract support sales and support staff.

         2. Within a year, establish a permanent corporate management staff, to include operations, sales and marketing area leaders.

         3. Within a year, establish a permanent, single-point of operations corporate facility. This facility will become the focal point of all future growth and will provide leadership and policy direction for all critical areas of the operation, to include sales, production and distribution of marketing strategies, and office management.

         4. Within three years, establish and open at least three operational centers throughout the United States. The operational centers will be operated as separate profit centers, with full responsibility for their profitability and continued viability. Target locations being considered are:
                  Atlanta, Chicago, Los Angeles and Las Vegas.

         In addition to expanding operational presence, STI plans to expand exclusive product representations form one to five (Year 1) to 12-20 (by Year
3). STI may have to reshape the organizational design as product representation increase in both number and diversity; however, the initial structure design is flexible enough to effectively manage increased product diversity.

MANAGEMENT.

         STI's management team is led by Mr. James M. Farinella, CEO, and Mr. David Facciani, Executive Vice President. With over 30 years experience in creating and managing complex, multi-million dollar organizations, the team has amassed an impressive record of success and growth. Their innovative vision and ability to capitalize on the latest in marketing technologies gives STI the competitive advantage one needs to succeed in the highly dynamic direct marketing industry.

         STI has already embarked on a plan of growth and expansion. In order to keep pace with the organizational demands presented by this growth, STI will be expanding its management team and organization. This time next year, STI expects to add at least four members to its executive management team (President; Executive Vice President, Sales; 2 Regional Sales Managers).

MARKETING STRATEGY.

         We will continue to rely on a five-program marketing approach consisting of in-store presence, printed advertising, direct one-on-one sales contact, television production and Internet linking. Within the next six months, the EAR GUARD product with the company name will establish its trade name in the minds of traditional retail consumers. Further, STI has arranged for one-page advertisements through Goodman Publications, which owns such publications as FIT MAGAZINE, LOG HOME ILLUSTRATED AND COLLECTIBLES MAGAZINE (with access to over four million readers every month). With an additional space secured in TV GUIDE MAGAZINE, STI expects to have a significant market presence and high name recognition in less than a year. As the number of products represented increases, STI expects to increase its presence on television. However, the major emphasis will be in the production and airing of direct response info-mercials that can be shown on both television and as part of an integrated Webcast event.

         STI will continue to develop new strategic alliances and further expand its array of direct response products. With its ability to capitalize on the site traffic generated by its website, it is fast becoming the marketing medium of choice for other direct response companies.

PRESENT SITUATION.

         The Clickese.com division was formed to create the most complete and convenient shopping community on the internet. Unlike other shopping sites, STI offers its visitors access to direct response products, info-mercials on-line and links to direct sale retail shopping. Its goal is to provide customers "24/7" access to the latest and most innovative array of consumer products available anywhere. By eliminating traditional barriers to consumer activity (time and medium) and exploiting rapid developments in computer and communications technology, STI had made it possible to shop anywhere, anytime. Further, the discriminating shopper can view in-depth info-mercials, place an order, and watch the latest in Webcast entertainment with nothing more than a telephone connection and a basic computer system.

         STI's mission is simple:

                  TO PROVIDE CUSTOMERS AND CLIENTS WITH THE HIGHEST QUALITY, LEAST INTRUSIVE SHOPPING EXPERIENCE AVAILABLE ANYWHERE. DO IT IN A MANNER THAT PROMOTES INNOVATION, REDUCES THE COSTS OF TRANSACTION, AND IMPROVES PRODUCT ACCESSIBILITY.

MARKET ENVIRONMENT.

         For many years the shopping experience has been limited by time, place and medium. Stores were generally open from 9:00 a.m. to 6:00 p.m. (on special occasions hours were extended to 11:00 p.m.). With the advent of the department store, one could get more done within these limitations, but it still presented access problems. First, you had to live near the shopping location. Second, one had to be available to shop during store hours. Then the catalog was introduced. It was now possible to view a wide variety of products when and where you wanted, but the shopping experience was still limited. Catalogs were vendor specific. Ordering had to be done through the mail or special catalog operations within the vendor's store. It took days, weeks and even longer to reverse the process. With the advent of the Internet and the growth of on-line shopping services, many of the time and selection limitations were overcome. Unfortunately, most of the on-line services limited access by either restricting the product diversity or by limiting the amount of product information available. Shoppers still have to visit several sites if they wish to see competing product lines. When they arrive on the site, they may get a picture of a product with a very limited product description. They may also see long lists of product names, making it very difficult to select the desired products.

         Capitalizing on the marketing and sales efficiencies of direct response merchandising, the Internet, and the latest in computer/communication technologies, STI has overcome most of the remaining barriers to complete and uninhibited consumer access to the marketplace. More importantly, STI believes it is leading consumers into the next evolutionary phase of the shopping experience. Access time is no longer a problem. Consumers will have "24/7" access. Location limitations, either those of the buyer or those of the seller, are overcome. There is no longer a need for buyers to be in close proximity to vendor outlets. The vertical merchandising limitations imposed by either single product or single vendor presentations are overcome as consumers now have the most diverse array of products available anywhere. Products on STI site will include: "As seen on TV" direct response products, direct sale brand name products from some of the leading retailers in the world, vendor "special sale" items, promotional products and services, and special service and entertainment products with limited sale access. Unlike most "virtual shopping malls," STI is providing greater "horizontal accessibility." Some will resist it, some will take it in stride, and eventually most will embrace it. It is a natural evolution and much like the introduction of catalog sales in the 19th century, it will permanently change the way we shop.

         DIRECT RESPONSE MARKETING: The data indicates direct marketers will continue to enjoy a long stretch of prosperity and growth. From 1999-2004, direct marketing is forecast to become an increasingly efficient advertising media with sales projected to grow steadily, particularly when compared with the continued slower growth in both ad spending and employment.12 Over the next five years, annual direct marketing gross profits are expected to outpace US economic growth by up to 40%.


--------
12       Direct Marketing Association Article, 5/16/2000

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




         Direct Marketing Associate's economic model reports $1.3 billion in expenditures for interactive marketing. That number is expected to grow by 45.7% annually, with expenditures in excess of $8.6 billion by 2004. Interactive sales for 1999 were reported at $11 billion. They expected to grow by 50.2% annually, reaching $84.4 billion by 2004.13 The growing importance of the Internet on direct marketing sales can not be overstated, nor can the sales opportunities they present for the properly positioned direct marketing organization. As an "early mover," STI is not only properly positioned, it is in front of the pack.

         FUTURE TRENDS: According to Phil Mindigo, Hewlett-Packard, there are three trends that one must incorporate into their strategic plan for long term success in the e-marketplace. 1) the rise of the e-service economy; 2) the expansion of e-commerce beyond the Internet; and 3) increasing sophistication of the consumer.14 Consumerism on the Internet is evolving from a do-it-yourself model to a do-it-for-me model, which means that shoppers are demanding more than ever from e-commerce entrepreneurs. They expect to see easier, faster and more predictable Web access. Once on the site, they expect to see a wider variety of price- competitive products, more product information, and expanded merchant services.

         As the Internet evolves, so will the role it plays in connecting buyers and sellers. Today the Internet is a kind of digital catalog service that allows the consumer to view and order products. Tomorrow it is more likely that the consumers will seek an e-service capable of providing them with broker/agent services. Consumers may or may not actually access specific sites, rather they are more likely to request an item from an e-service and request that service to locate and purchase the best solution for the buyer's need.

         OUR RESPONSE: STI has clear advantage in this market. First, it has one of the most widely viewed sites on the Internet. Second, it has incorporated a wide range of direct response and "As Seen on TV" products with the most popular products and services from traditional retail outlets. Its presentation is like no other on the Internet. Consumers will be able to view traditional product graphics, fully animated retailer advertisements, and the latest "info-mercials" all on one site. By linking consumers to the most complete selection of retail outlets available, and presenting it in the most innovative manner available, it has not only separated itself from potential competitors, it has eclipsed them. To further solidify its position in direct marketing, STI has product presence throughout the United States. Every time its EAR GUARD communications filter is sold, it expand its influence and enhances its reputation as a major force in the direct marketing industry. STI is not the first "virtual shopping mall" on the Internet, nor is it the first to capitalize on the efficiencies of direct response marketing. However, it is the first to put the two together. It is the first to actively promote greater "horizontal" product presentation on the Internet.


--------
13       Direct Marketing Association Data, 5/16/2000
14       "THE E-GUIDE," Direct Marketing Association, 5/2000

MANAGEMENT.

         The management team in place is experienced and sufficient for Phase I operations. The management team will be expanded as STI enters Phase II operations in the next nine to 12 months. It may, depending on the size and rate of growth between Phase I and Phase II operations, accelerate its hiring and bring on board a President to handle the day-to-day management of operations, while the current team oversees Phase II expansion.

OBJECTIVES

GENERAL.

         A long-term goal of the Clickese.com division of STI is to be an industry leader in direct response marketing and to be financially capable of exploring other entrepreneurial opportunities. Based on its success with the EAR GUARD (an electromagnetic filter that guards against the dangers of the cancer causing properties emitted from cell and cordless phones), STI plans to immediately expand its presence in the direct response marketplace. Its first target is to have exclusive distribution rights on at least five direct response products by the end of the second year, with plans to double that figure each year for the next three years. At the end of the fifth year, STI will evaluate its design and direction to determine whether to continue its vertical expansion, or to diversify operations and concentrate on horizontal growth.

         To accomplish its goals STI has developed a comprehensive growth strategy that will build its organizational structure and solidify its stature in the industry. Within a year, it will firmly establish a permanent "headquarters" facility in the New York area. This permanent facility will serve two purposes: 1) provide it with its first "brick and mortar" operational center; and 2) provide STI with a corporate center for leadership and management for its next phase of expansion. Within three years, STI plans to have similar "low-cost operational facilities" in regional areas which will best serve its sales objectives. Each center will operate as a separate profit center with specific, yet loose ties to the New York headquarters. Specific targets are:

         O   THE YEAR 2001:

                  - Raise $2 to $5 million in operating capital from sales of the EAR GUARD and corporate stock
                  -        Annual sales revenues of $3 million
                  - Bulletin Board listing with public "board" trading to begin in Year 1
                  - Begin work on a permanent, single-point of operations corporate facility in New York
                  - Add from one to two executive level positions to take over the daily oversight of operations, to include the production and distribution of STI's exclusive product representations

                  - Expanded "Web site" operations, to include at least one "Web Cast" event and two interactive "info-mercials"
                  - Secure exclusive distribution rights for at least five direct response products

         O   THE YEAR 2002:

                  -        Annual sales of between $5 to $7 million
                  - Exclusive product representations for five to ten new direct response products
                  - Expansion of website operations: two to four additional interactive "info- mercials; 10 to 20 additional retail shopping links
                  - Establish permanent, single-point of operations corporate facility in New York
                  - Explore possibility of expanding operational presence (separate profit center) with the establishment of at least one additional distribution center outside New York

POSITION FOR GROWTH AND OBJECTIVES.

         1. Understand customer, competition and industry to include changing trends in the direct response and e-commerce marketplaces.

         2.       Improve Product/Service customer congruency.

         3. Expand customer and client base, particularly in the area of direct response products.

         4. Expand Web site capabilities to develop a more interactive and well-rounded shopping experience for our customers.

         5. Establish single-point operations center in New York and complete organizational design plans for Phase I and II growth.

         6. Increase number and diversity of exclusive direct response representations, to include product presence in traditional retail outlet stores.

         7. Refine marketing strategies and integrate the latest advertising methods (e-mail direct mailings, store displays, paper advertisements, radio, television and Internet presence.

         8. Expand network of contacts within the direct response and retail marketing industry to encourage greater single-point product diversity (horizontal representation of products).

         9.       Maintain 50% margin on direct response product sales.

         10. Review and update organizational objectives every six months for the first two years and once a year thereafter.

CONCEPT OF OPERATION

OPERATIONAL STRATEGY.

         Put simply, STI's operational strategy for Clickese.com is to use the latest technologies to increase its "horizontal" marketing efforts in order to significantly improve the "shopping experience" of its customers. By improving access, reducing transaction costs, and increasing product selection, STI has made it easier for customers to find what they want, when they want, and to choose where they shop. STI has already begun building a unique amalgamation of novel direct response products, easily recognizable "brand name" products, and highly collectable "endorsement" products. To further increase the visibility of its unique selection of products, STI is optimizing its advantage by simultaneously using the widest variety of the advertising media available: print, television, in-store presence and displays, and the Internet.

         STI's marketing strategy distinguishes it from potential competitors in two critical ways. First, it has not limited itself in either the type of products available or the category of vendor represented. Second, it has not restricted its marketing to a specific type of sales outlet. As a result, you will find "As Seen on TV" direct response products sharing the same Internet site with the latest in specialty endorsement products. For example, you will be able to buy the EAR GUARD, (an electromagnetic ear piece communications filter) and "The Bacon Wave" (Cooper) at the same web address. You will also be able to view the latest info-mercials and browse through the latest from the SHARPER IMAGE CATALOG without having to change web locations.

         While STI views itself as a direct response marketer first and an e-commerce vendor second, it is really difficult to separate one from the other. As a direct response marketer, STI is in the business of marketing the latest in innovative products and services. Unlike most of its competitors however, STI has greatly expanded consumer access by combining the best in direct response marketing, i.e., the "info-mercial," with the most efficient advances in sales technology, i.e., the Internet. At the same time, STI is not limiting sales to just the Internet. It has, and will continue to maintain, "in-store" presence, print advertisement, and television presence. Consequently, STI is not just another e-commerce vendor. Again its willingness to capitalize on the unique advantage of both direct response marketing and e-commerce is what distinguishes it from potential competitors. It is the first to effectively combine e-commerce and direct response marketing. Further, STI has pushed the concept of "horizontal marketing" to new limits.

         The tenets of its strategy are:

         1. Maximize the variety of products and services available from a single source.

         2. Simultaneously use as many marketing media as are practical for the product being represented.

         3. Expand sales access by capitalizing on the latest in computer and communications technology.

         4. Continue to exploit product synergy by vending diverse, but related products from the same location.

         5. Continue to reduce consumer transaction costs by capitalizing on the efficiencies of direct response marketing.

         6. Continue to expand its network of vendors by offering them the widest exposure for the lowest cost.

         7. Continue to exploit the marketing synergy that exists between separate but related advertising media, e.g., television and the Internet.

MARKETING STRATEGY

         STI's marketing strategy is built on the concept of high visibility and multi-media product saturation. In addition to its Internet presence, STI has embarked on an extensive print campaign, increased its "Name" visibility in traditional "storefront" displays, and are developing both radio and television product campaigns.

CONCEPT.

         The overall marketing plan for its services is based on the following fundamentals:

         o Print advertisement o Direct sales contact (store displays) o Expanded Internet operations (e-mail advertising) o Television and radio production (Info-mercials) o Promotional product campaigns (Contests)

         There are no demographic limitations in its market. STI's product diversity requires an overall presence in every media and its advertisements are aimed at a large general buying population. Specific campaigns will be tailored to fit specific product lines. Most generalized campaigns, with broader exposure, are being used to promote products with a wider base of approval, e.g., EAR GUARD. Tailored product campaigns will further exposure of STI as a marketing source.

         CURRENT EXPOSURE:

         o Product presence (store displays) - retail outlets store displays for the EAR GUARD electromagnetic communications filter

         o        Print advertisement
                  - Goodman Publications (FIT MAGAZINE, LOG HOMES ILLUSTRATED AND COLLECTIBLES MAGAZINE) - ongoing presence - Tv Guide Magazine (June issue)

         o        Internet Site (Clickese.com)
                  - General Linking Agreements (Yahoo!, Excite, Lycos)
                  - Specific Linking (Site Stores: SHARPER IMAGE, DISNEY, ETC.)

         o Television and radio advertisement (specific product and general promotional ads)

                              SECURE TIME DIVISION

OVERVIEW

         Everyday small and mid-size firms unable to keep pace with the rising cost of managing their employee base are being added to the long list of recent business casualties. The explanation most often tendered to account for this phenomenon is that small and mid-size firms are unable to take advantage of the latest technological management solutions.15 High development and acquisition costs put cost-saving solutions out of the reach of smaller, marginally funded companies. For those fortunate enough to acquire these technologies, the cost of maintaining these systems makes further upgrades cost-prohibitive. STI through its Secure Time division, has developed a solution that responds to the growing technology market, particularly as it relates to the small and mid-size firm.

         Secure Time significantly reduces the cost of tracking employee attendance. To add even more value to the system, we bundle a payroll management system with the attendance maintenance system - further reducing the cost of maintaining employee records. Even the most conservative impact estimates show small and mid-size firms can cut their attendance management costs as much as 70% by installing this state-of-the-art attendance management system. For a minimal service fee of $3.00 per week, per employee (up to 100 employees per clock), Secure Time installs attendance management hardware, integrates clock maintenance software and connectivity software and provides around the clock maintenance of the system. To increase the value of the system to the client, we include payroll management software that allows the centralized Secure Time office in Las Vegas to compile and prepare complete payroll records for all their managed users. Once verified by the using client, this data can then be electronically forwarded to an issuing payroll management office. The issuing payroll office then prepares and issues the employee's payroll check. More important, Secure Time provides this service for an affordable price. The combination of affordability, reliability, and security virtually eliminates the need for most small and mid-size firms to maintain their expensive (and often outdated) organic attendance and payroll management systems.

         Historically, capital costs have made it impossible for small and mid-size firms to access this kind of advanced management technology. The cost to purchase, service, and upgrade such technology can run as much as $20,000 per year. These high capital expenses make the barrier to entry so high most small firms can not reasonably consider integrating such technology. Unfortunately, many of these smaller firms have higher than average (relative to larger firms) turnover, making attendance verification more problematic and costly. The Secure Time attendance management service offers a solution for this very serious management challenge.


--------
15  FORTUNE, March 19, 2001, p.34

CONCEPT.

         We believe we have found an innovative way to solve a routine but challenging management problem - attendance management. First, Secure Time integrates the latest in biometric, fingerprint recognition technology into a time clock thereby providing small and mid- size firms one of the most reliable and secure employee attendance tracking systems available. We then enhance this sophisticated hardware by developing and loading software that allows the clock to:

         1.       maintain complete and accurate attendance data;

         2. automatically up-load the time clock data to a centralized storage facility in an off-site location; and

         3. instruct the centralized computer to prepare timely and accurate summary reports (which are electronically transmitted back to the client).

         To further advance the usefulness of the clock to the client, Secure Time includes with the clock payroll management software that allows Secure Time's centralized processing center to prepare detailed payroll information. (If the client request, Secure Time can forward the information to a payroll check preparation service, so that the client is not required to maintain its own low-tech organic payroll system.)

         Cost-saving technologies to solve routine management problems made affordable and accessible to the small and mid-size business gives us a serious advantage in the attendance management market. The Corporation benefits because it establishes a presence in a seriously under-served market. Clients benefit because the system reduces the cost of managing attendance and payroll preparation by more than 75% Investors benefit because they have become part of one of the most fast-growing, highly-dynamic technology service organization around.

SERVICES.

         Secure Time offers the only complete turnkey solution a small or mid-size company needs to collect time and attendance, scheduling, entitlements, and personal/pay records. With a seamless interface to payroll services, it provides the client with one of the most cohesive time and attendance management systems available anywhere.

         THE TIME CLOCK, The biometric time clock eliminates the possibility of time card fraud by making it virtually impossible for one employee to clock in for another. Capitalizing on the latest advances in fingerprint recognition technologies, the time clock uses a state of the art smart card to store employee information. When the employee reports to work, they press their fingers to the screen. The fingerprint is compared in real time to the pre-loaded fingerprint associated with that employee. Only when the two fingerprints match does the employee get credit for attendance. This turnkey solution is a stand-alone system. The client only pays a minimal per employee service charge of $3.00 per week to purchase the services. Once installed, it will replace the client's costly, low-tech system. The customer is only required to respond to the exceptions to the schedule that occur during the payroll period to receive the most accurate and reliable attendance data available.

         Client advantages include:

         o Affordable access to a reliable, high-quality alternative to company owned low- tech time clocks and to in-house labor resources.

         o        Access to Secure Time high level technical team.

         o        Customized attendance reporting

         o        Real-time access to valuable attendance maintenance data

         o Full turnkey operational solution to attendance management, with a software bundle that provides both attendance and payroll data.

MARKET STRATEGY.

         TARGET MARKET SEGMENT STRATEGY
        o         Companies with 30 or more employees
        o         Companies experiencing rapid growth
         o Companies dissatisfied with current level of service o Companies tired of high cost of maintenance contracts o Companies who can't control buddy punching o Companies who require personalized service o Companies in under served geographic locations

COMPETITIVE EDGE.

         STI enters the market with a significant competitive edge in that there are no competitors that combine both a hardware and software system as part of their attendance solution. The expensive attendance solutions available from competing vendors (often designed to service large corporations) require the customer to purchase equipment or sign an expensive long-term maintenance contract. Our solution is affordable, reliable and secure. Further, the system can be easily expanded to handle any future payroll and attendance management needs that the customer may have.

         In so doing, we are developing new high-tech solutions as our expertise and key to the continued growth of our customer base. Its initial position in the small and mid-size firm market is very hard to match. However, it is important for STI to maintain its strategic focus by continuing to develop, market and maintain the latest in technological solutions. We understand that once a firm succeeds, there is a tendency to dilute its expertise with more generalized consulting work and unrelated product development. We expect to avoid this competitive land mine by sharing the responsibilities for expansion with the Clickese.com division, which greatly increases our ability to maintain our focus on this industry and these markets.

COMPETITION AND BUYING PATTERNS.

         Currently, the attendance maintenance industry is divided into two service areas: one that sells hardware and another that provides payroll service. The purchase cost of a typical time- clock system without a biometric device is $12,000 to $15,000. Contributing to this financial stress, most systems require the client to purchase an annual maintenance service (averaging in the thousands of dollars) in order to keep pace with advances in attendance maintenance. In all cases, the hardware and software come from different vendors and maintenance is always third party, which introduces longer run-up times and constant integration complications. For Fortune 500 companies with deeper pockets, this may be a minor inefficiency; however, for struggling smaller and mid-size firms this can be a serious drain on limited capital resources. To make matters worse for the smaller firms, others in the attendance maintenance industry prefer to cherry pick the best industries leaving the majority of business to be serviced by small local providers. Unfortunately, most small providers do not have the technological sophistication to provide the sole source and a high level of service their customers seek.

MARKET ANALYSIS SUMMARY.

         Initially we will focus on companies with 30 or more employees located in geographic markets not being serviced by the competition. In the future, Secure Time will target small to mid-sized companies that have recently experienced rapid growth and have not yet added a pay- roll department. These strategically selected markets, along with the technological advantages of Secure Time's attendance management system, gives us significant sales leverage, and advantage that extends well into the future.

STRATEGIES AND IMPLEMENTATION SUMMARY.

         To better service our customer's installation and marketing needs, Secure Time has developed a two-prong implementation strategy. On one level, it has centralized its operation center in Las Vegas. This allows STI to take advantage of the economy of scale that comes from centralizing service operations and it allows us to maintain the highest in-service operations available. The second prong is to decentralize installation and customer-interface by relying on geographically dispersed, independent service distributors. This avoids the degradation of customer support so often associated with large centralized operations. Further, it gives the kind of personalized customer support so necessary to the successful customer-supplier exchange.

POSITIONS FOR GROWTH.

         STI currently has verbal commitments with five distributors. Initial expansion markets include: Southern California, Arizona, Texas, Oklahoma and Florida. In time, STI will expand its markets in the Southwest, Pacific Northwest, Northeast and Southeast. The 50/50 share ratio between STI and the distributor compliments the affordable entry costs to encourage the natural entrepreneurial drive of our distributors. Hardware and software initiatives are not only designed to maintain system viability, they are designed to promote growth by demonstrating system flexibility. The combination of a highly motivated local team of distributors and exceptionally creative home team virtually ensures the continued growth of this valuable technology.

                                PLAN OF OPERATION

         The following discussion should be read in conjunction with the financial statements of STI and notes thereto contained elsewhere in this registration statement as well as with the discussion of the business activities discussed above.

         STI's principal activities have focused on:

         o the development and implementation of an Internet shopping model

         o        the research and development of the Secure Time products

         o the development of proprietary technology to support such model and products

         o        an analysis of products and services to be offered

         o relationship development with providers of such products and services

         o the design, development and implementation of proprietary merchandising and marketing techniques to support the model

         o the development of a full-range of direct response and Internet services through a division of STI

         o        the identification and building of a management team

         STI will need to raise additional capital in the next 12 months in order to meet its continuing requirements.

         STI currently has one employee. Members of the management team and several support personnel are treated as independent contractors at this time. It is the intention of STI to establish a payroll and benefits with some of the working capital from this offering for these individuals.

                             DESCRIPTION OF PROPERTY

         STI currently owns or controls the following property in connection with its operations:

         STI leases its corporate offices at 65 La Grande Avenue in Berkeley Heights, New Jersey. This space is deemed adequate for the immediate future. We have recently leased commercial/industrial space in Long Beach, California, primarily as administrative and inventory space for Secure Time activities and possess ancillary computers, office equipment and furniture at an estimated value of $10,000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ORGANIZATION AND BUSINESS.

         STI was originally incorporated on December 27, 1999, and commenced operations on January 1, 2000. STI was formed for the purpose of acquiring, marketing and distributing unique and distinctive consumer products.

         Pro Athletes Golf League, Inc. ("PAGL") was originally incorporated in October, 1992 to operate golf tournaments for its members and "fantasy" golf camps for both its members and the public. However, PAGL never generated any significant revenues in connection with such operations, and it was an inactive "shell company" whose common Shares were publicly traded at the time of the exchange of Shares described below.

         On February 24, 2000, PAGL had 1,717,250 Shares of common stock outstanding at no par value and STI had 7,871,500 Shares of common stock outstanding at $.001 par value. Pursuant to an agreement and plan of merger, STI issued one share of its common stock in exchange for 20 Shares of PAGL (the "Exchange"). As a result of the Exchange, PAGL was merged into STI with STI being the surviving corporation.


ISSUANCE OF COMMON STOCK AND OPTIONS IN EXCHANGE FOR SERVICES.

         Pursuant to a marketing agreement dated February 1, 2000, STI issued options to purchase 200,000 Shares of its common stock at $.001 per share. Using the minimum value method as prescribed in SFAS 123, the options had no fair value at the date of grant. These options were exercised prior to September 30, 2000.

         During the year ending December, 2000, STI entered into agreements with six individuals to join STI's Advisory Board. The agreements, which have a three-year term, provide for the issuance of 117,000 Shares of common stock and options to purchase 150,000 Shares of common stock at $1 per share. The fair value of the common stock, based on the selling price of its common stock through private placements, was deemed to be $1 per share. The fair value of the common stock was originally charged to unearned compensation.


         Of the 150,000 options issued under the Advisory Board agreement, 100,000 expire in February, 2003 and 50,000 expire in February, 2010. The fair value of the options expiring in February 2003 and February 2010, as determined using the minimum value method, was $.16 per share and $.26 per share, respectively.


         In addition, STI issued 935,500 and 825,000 Shares of common stock in exchange for various selling, general and administrative services to various trade consultants during the year ended December 31, 2000 and the three months ended March 31, 2001, respectively. The fair value of the common stock, based on the selling price in recent private placements of 193,000 Shares of common stock pursuant to Regulation D, was deemed to be $1 per share. Accordingly, the accompanying statement of operations reflects charges of $935,500 and $825,000 for the fair value of Shares issued in exchange for such services during the year ended December 31, 2000 and the three months ended March 31, 2001, respectively.


OPTIONS ISSUED TO EMPLOYEES.

         During the year ending December, 2000, STI issued options to purchase 600,000 Shares of common stock at $.25 per share that expire in February of 2005 to Mr. Farinella. At the time the options were issued, the fair value of STI's common stock was $.001 per share. Accordingly, no compensation costs were recorded.


CONSULTING AGREEMENT.

         Pursuant to an agreement entered into on October 19, 2000, for selling services, the consultant received 100,000 Shares of common stock. If the consultant generates sales revenue of at least $250,000 and gross profit on such sales of $2,500 for three consecutive months with respect to a certain product line, an additional 250,000 Shares will be awarded. The maximum number of Shares that may be earned under this agreement is 1,000,000 Shares.


         Pursuant to a distribution agreement entered into on November 1, 2000, STI agreed to give a distributor 10,000 Shares of common stock and an additional 1,000 Shares for every 50,000 pieces of a particular product sold and an additional 10,000 Shares for every 500,000 pieces of that product sold. The maximum number of Shares to be issued under this agreement is 100,000 Shares.


STOCK OPTION PLAN.

         During the year ending December, 2000, STI established the 2000 Stock Option Plan (the "Plan") which provides for individual awards to be issued to eligible employees at the discretion of the Plan Committee at an exercise price of 100% of the fair market value of common stock on the date of grant (110% of fair market value for options granted to individuals who own 10% or more of the voting securities of STI). Shares available to be issued under the Plan are limited to 10,000,000 Shares of common stock provided, however, that if the number of authorized Shares of stock is increased, the maximum number of Shares of common stock that may be issued pursuant to the Plan shall be increased by 10% During the year ending December, 2000, and as of March 31, 2001, no options were granted under the Plan.


                          MARKET FOR COMMON EQUITY AND
                           RELATED STOCKHOLDER MATTERS

         STI's Shares of common stock are currently not traded on any market but STI intends to initially apply to the Over the Counter Bulletin Board and thereafter NASDAQ, or other available markets. Dividends payable on the Common Stock are limited by Nevada General Corporation Law which does not allow distributions to stockholders.

                             EXECUTIVE COMPENSATION

         In January 2000, STI entered into employment contracts with two of its executives. One of the agreements, which was subsequently terminated on August 21, 2000, provided for annual compensation of $200,000. The other agreement provides for annual compensation of $50,000 through December, 2000. The compensation under these agreements was forgiven by the officers and there is no definite plan in place to pay such compensation. Any compensation will be paid only after we have received capitalization and the Board of Directors (other than the officer involved) have established a compensation and employment agreement.

            Solutions Technology, Inc. (Formerly Clickese.com, Inc.)




                          INDEX TO FINANCIAL STATEMENTS


                                                               PAGE

Report of Independent Public Accountants                        F-2

Balance Sheet
    December 31, 2000                                           F-3

Statement of Operations
    Year Ended December 31, 2000                                F-4

Statement of Changes in Stockholders' Deficiency
    Year Ended December 31, 2000                                F-5

Statement of Cash Flows
    Year Ended December 31, 2000                                F-6

Notes to Financial Statements                                  F-7/14



                                      * * *
                                    F-1

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors
Solutions Technology, Inc.


We have audited the accompanying balance sheet of Solutions Technology, Inc. (Formerly Clickese.com, Inc.) as of December 31, 2000, and the related statements of operations, changes in stockholders' deficiency and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Solutions Technology, Inc. as of December 31, 2000, and its results of operations and cash flows for the year ended, in conformity with accounting principles generally accepted in the United States of America.

The financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As further discussed in Note 3 to the financial statements, the Company's operations have generated a loss and it had a working capital deficiency and a stockholders' deficiency as of December 31, 2000. Such matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                         J.H. Cohn LLP


Roseland, New Jersey
February 16, 2001

            Solutions Technology, Inc. (Formerly Clickese.com, Inc.)


                                  Balance Sheet
                                December 31, 2000




                                               ASSETS
Current assets:
    Cash                                                                                                       $     26,112
    Accounts receivable, net of allowance for doubtful accounts of $2,466                                            18,014
    Inventories                                                                                                      37,940
    Prepaid expenses and other current assets                                                                         7,071
                                                                                                             --------------
           Total current assets                                                                                      89,137

Capitalized web site development costs, net of accumulated amortization
    of $7,175                                                                                                        21,525
                                                                                                              -------------

           Total                                                                                                $   110,662
                                                                                                                ===========


                              LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
    Accounts payable and accrued expenses                                                                      $     92,666
    Due to related parties                                                                                          121,386
                                                                                                               ------------
           Total liabilities                                                                                        214,052
                                                                                                               ------------

Commitments and contingencies

Stockholders' deficiency:
    Common stock, $.001; 20,000,000 shares authorized;
        9,156,365 shares issued and outstanding                                                                       9,156
    Stock subscription receivable                                                                                    (1,255)
    Additional paid-in capital                                                                                    4,668,850
    Unearned compensation                                                                                           (79,312)
    Accumulated deficit                                                                                          (4,700,829)
                                                                                                                -----------
           Total stockholders' deficiency                                                                          (103,390)
                                                                                                               ------------

           Total                                                                                                $   110,662
                                                                                                                ===========


See Notes to Financial Statements.

            Solutions Technology, Inc. (Formerly Clickese.com, Inc.)


                             Statement of Operations
                          Year Ended December 31, 2000

Net sales                                                                                                      $    110,540

Cost of goods sold                                                                                                   50,560
                                                                                                             --------------

Gross profit                                                                                                         59,980
                                                                                                             --------------

Expenses:
    Selling                                                                                                         303,031
    General and administrative                                                                                    1,249,433
    Interest expense                                                                                                  7,327
                                                                                                            ---------------
        Total                                                                                                     1,559,791
                                                                                                               ------------

Net loss                                                                                                        $(1,499,811)
                                                                                                                ===========


Basic net loss per share                                                                                             $(.18)
                                                                                                                ===========



Basic weighted average common shares outstanding                                                                  8,423,235
                                                                                                                ===========


See Notes to Financial Statements.

            Solutions Technology, Inc. (Formerly Clickese.com, Inc.)


                Statement of Changes in Stockholders' Deficiency
                          Year Ended December 31, 2000

                                        Common Stock
                                        ------------      Stock       Additional
                                 Number of             Subscription     Paid-in      Unearned       Accumulated
                                 Shares      Amount    Receivable       Capital    Compensation       Deficit       Total
                                 --------    -------   -----------      -------    ------------     -----------     ------
Balance, January 1, 2000            85,865  $     86                  $3,200,932                   $(3,201,018)

Sale of common stock to
   founders                      7,620,500     7,621      $(1,255)                                                 $    6,366

Issuance of stock options in
   exchange for services                                                  29,000   $  (29,000)

Issuance of warrants in
   connection with note payable                                           11,000                                       11,000

Issuance of common stock in
   exchange for services         1,052,500     1,052                   1,051,448     (117,000)                        935,500

Exercise of stock options          200,000       200                                                                      200

Sales of common stock              197,500       197                     197,303                                      197,500

Officers' salaries forgiven                                              179,167                                      179,167

Amortization of unearned
   compensation                                                                        66,688                          66,688

Net loss                                                                                           (1,499,811)     (1,499,811)
                               ------------   ------      --------    ----------    ----------    -----------   -------------

     Totals                      9,156,365    $9,156      $(1,255)    $4,668,850    $ (79,312)    $(4,700,829)  $    (103,390)
                                 =========    ======      =======     ==========    =========     ===========   =============


See Notes to  Financial Statements.

            Solutions Technology, Inc. (Formerly Clickese.com, Inc.)


                             Statement of Cash Flows
                          Year Ended December 31, 2000

Operating activities:
    Net loss                                                                      $(1,499,811)
    Adjustments to reconcile net loss to net cash used in
        operating activities:
        Provision for doubtful accounts                                                 8,999
        Amortization of capitalized web site development costs                          7,175
        Issuance of common stock and stock options in exchange for
           services                                                                   935,500
        Amortization of debt discount                                                     917
        Officers' salaries forgiven                                                   179,167
        Amortization of unearned compensation                                          66,688
        Changes in operating assets and liabilities:
           Accounts receivable                                                        (27,013)
           Inventories                                                                (37,940)
           Prepaid expenses and other current assets                                   (7,071)
           Accounts payable and accrued expenses                                       92,666
           Due to related parties                                                      31,469
                                                                                -------------
               Net cash used in operating activities                                 (249,254)
                                                                                -------------

Investing activities - capitalized web site development costs                         (28,700)
                                                                                -------------

Financing activities:
    Proceeds from sale of common stock                                                203,866
    Proceeds from exercise of stock options                                               200
    Proceeds from notes payable - minority stockholder                                100,000
                                                                                -------------
               Net cash provided by financing activities                              304,066
                                                                                -------------

Increase in cash and cash, end of year                                          $      26,112
                                                                                =============


See Notes to Financial Statements.

            Solutions Technology, Inc. (Formerly Clickese.com, Inc.)

                          Notes to Financial Statements



Note 1 - Organization and business:

                Solutions Technology, Inc. (Formerly Clickese.com, Inc.) (the "Company") was originally incorporated on December 27, 1999 and commenced operations on January 1, 2000. The Company was formed for the purpose of acquiring, marketing and distributing unique and distinctive consumer products.

                Pro Athletes Golf League, Inc. ("PAGL") was originally incorporated in October 1992 to operate golf tournaments for its members and "fantasy" golf camps for both its members and the public. However, PAGL never generated any significant revenues in connection with such operations, and it was an inactive "shell company" whose common shares were publicly traded at the time of the exchange of shares described below.

                On February 24, 2000, PAGL had 1,717,250 shares of common stock outstanding at no par value and the Company had 7,871,500 shares of common stock outstanding at $.001 par value. Pursuant to a plan of merger, the Company issued one share of its common stock in exchange for 20 shares of PAGL (the "Exchange"). As a result of the Exchange, PAGL was merged into the Company with the Company being the surviving corporation.

                At the date of the Exchange, both the Company and PAGL were under common control. As a result, the Exchange was accounted for as a merger of entities under common control, similar to a pooling of interests.


Note 2 - Summary of significant accounting policies:
                Use of estimates:
                    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

                Inventories:
                    Inventories, consisting of finished goods, are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

                Revenue recognition:
                    Sales revenue is recognized upon shipment of the related product.

            Solutions Technology, Inc. (Formerly Clickese.com, Inc.)

                          Notes to Financial Statements



Note 2 - Summary of significant accounting policies (continued):
                Web site development costs:
                    The Company accounts for costs incurred in connection with the development of its web site in accordance with Statement of Position 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use" and Emerging Issues Task Force Issue No. 00-2, "Accounting for Web Site Development Costs." Accordingly, all costs incurred in planning the development of the web site are expensed as incurred. Costs, other than general and administrative and overhead costs, incurred in the web site application and infrastructure development stage, which involve acquiring or developing hardware and software to operate the web site, are capitalized. Fees paid to an Internet service provider for hosting a web site on its server(s) connected to the Internet are expensed over the estimated period of benefit. Other costs incurred during the operating stage, such as training, administration and maintenance costs, are expensed as incurred. Costs incurred during the operating stage for upgrades and enhancements of a web site are capitalized if it is probable that they will result in added functionality. Capitalized web site development costs are amortized on a straight-line basis over their estimated useful life of 3 years.

                Impairment of long-lived assets:
                    The Company has adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". Under SFAS 121, impairment losses on long-lived assets, such as equipment and capitalized web site development costs, are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses are then measured by comparing the fair value of assets to their carrying amounts.

                Income taxes:
                    The Company accounts for income taxes pursuant to the asset and liability method which requires deferred income tax assets and liabilities to be computed for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The income tax provision or credit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

            Solutions Technology, Inc. (Formerly Clickese.com, Inc.)

                          Notes to Financial Statements


Note 2 - Summary of significant accounting policies (concluded):
                Stock options:
                    In accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), the Company will only recognize compensation costs as a result of the issuance of stock options to employees based on the excess, if any, of the fair value of the underlying stock at the date of grant or award (or at an appropriate subsequent measurement date) over the amount the employee must pay to acquire the stock. Therefore, the Company will not be required to recognize compensation expense as a result of any grants to employees at an exercise price that is equal to or greater than fair value. The Company will also make pro forma disclosures, in accordance with the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), of net income or loss as if a fair value based method of accounting for stock options had been applied.

                    Further, in accordance with SFAS 123, the Company recognizes the cost of options, warrants and other equity instruments issued to nonemployees as consideration for services as expense over the periods in which the related services are rendered by a charge to compensation cost and a corresponding credit to additional paid-in capital. Generally, cost is determined based on the fair value of the equity instruments at the date of issuance, which is estimated based on the minimum value method as prescribed, SFAS 123, and the assumption that all of the options or other equity instruments will ultimately vest. The effect of actual forfeitures is recognized as they occur.

                Earnings (loss) per share:
                    The Company presents "basic" earnings (loss) per share and, if applicable, "diluted" earnings per share pursuant to the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share". Basic earnings (loss) per share is calculated by dividing net income or loss by the weighted average number of common shares outstanding during each period. The calculation of diluted earnings per share is similar to that of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, such as those issuable upon the exercise of outstanding stock options, were issued during the period, and the treasury stock method had been applied.

                    Diluted per share amounts have not been presented in the accompanying statement of operations because the Company had a net loss for the year ended December 31, 2000 and the assumed effects of the exercise of all of the Company's outstanding stock options would have been anti-dilutive.

                    As of December 31, 2000, the Company had 750,000 potentially dilutive shares resulting from stock options.

            Solutions Technology, Inc. (Formerly Clickese.com, Inc.)

                          Notes to Financial Statements

Note 3 - Basis of presentation:
                The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying financial statements, the Company incurred a net loss of $1,699,811 during the year ended December 31, 2000. In addition, as of December 31, 2000, the Company has a working capital deficiency of $124,915, a stockholders' deficiency of $103,390 and a cash balance of $26,112. Although a substantial portion of the Company's net loss is attributable to noncash operating expenses, management believes it will need additional equity or debt financing to be able to sustain its operations until it can achieve profitability, if ever. These matters raise substantial doubt about the Company's ability to continue as a going concern.

                In order to achieve the commercial success and profitability of the Company, management plans to (i) increase the number of visitors to its current web sites (ii) increase the name recognition of the Company and its web sites; (iii) increase the variety of unique products sold on its web sites; and (iv) increase advertising revenue on it web sites.

                Management believes that the Company will need additional equity or debt financing within the next six months to sustain operations until it can market its services, expand its customer base and achieve profitability, if ever. In connection therewith, the Company intends to sell up to an additional 2,000,000 shares of common stock at $1 per share through a public offering. There can be no assurance that any of these shares will be sold, and no assurance that the Company will be able to obtain alternative debt or equity financing to sustain its operations through the year ending December 31, 2001.

                The accompanying financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.


Note 4 - Income taxes:
                The Company has net operating loss carryforwards of approximately $1,250,000 available to reduce future Federal and state taxable income as of December 31, 2000 which, if not used, will expire in 2020.

                As of December 31, 2000, the Company's deferred tax assets consisted of the effects of temporary differences attributable to the following:

                    Net operating loss carryforwards                  $500,000
                    Unearned compensation                               27,000
                    Allowance for doubtful accounts                      1,000
                                                                   -----------
                                                                       528,000
                    Less valuation allowance                          (528,000)
                                                                     ---------

                         Total                                  $      -
                                                                ==============

            Solutions Technology, Inc. (Formerly Clickese.com, Inc.)

                          Notes to Financial Statements



Note 4 - Income taxes (concluded):
                Due to the uncertainties related to, among other things, the extent and timing of its future taxable income, the Company offset its net deferred tax assets by an equivalent valuation allowance as of December 31, 2000.


Note 5 - Related party transactions:
                Due to related parties at December 31, 2000 consists of $31,469 of expenses paid on behalf of the Company by another entity controlled by the President and Chief Executive Office of the Company. The liability bears interest at approximately 11.5% and is expected to be repaid in 2001.

                In addition, on November 30, 2000, the Company entered into a loan agreement with a related party. The agreement provides for a $100,000 loan bearing interest at 12% and maturing on December 10, 2001. As additional consideration, the holder of the note received warrants to purchase 100,000 shares of common stock at $1 per share that expire in November 2004. The fair value of the warrants of $11,000 as calculated under the minimum value method prescribed by SFAS 123 has been recorded as debt discount with an offsetting credit to additional paid-in capital and is being amortized to interest expense pursuant to the interest method.


Note 6 - Stockholders' equity:
                Sale of common stock:
                    During the year ended December 31, 2000, 7,620,500 shares of the Company were sold to its founders at $.001 per share. As of December 31, 2000, $1,255 remains as a subscription receivable in connection with such sales.

                    In addition, the Company sold 197,500 shares of common stock at $1 per share at various dates through private placements.

                    The sales of the aforementioned shares of common stock were made through private placements and are intended to be exempt from registration under the Securities Act of 1933.

                Forgiveness of officers' salaries:
                    In January 2000, the Company entered into employment contracts with two of its executives. One of the agreements, which was subsequently terminated on August 21, 2000, provided for annual compensation of $200,000. The other agreement provides for annual compensation of $50,000 (see
                    Note 7). The compensation under these agreements was forgiven by the officers. Accordingly, the Company recorded a charge to salaries of $179,167 in the accompanying statement of operations and an offsetting credit to additional paid-in capital representing the salaries forgiven during the year ended December 31, 2000.

            Solutions Technology, Inc. (Formerly Clickese.com, Inc.)

                          Notes to Financial Statements



Note 6 - Stockholders' equity (continued):
                Issuance of common stock and options in exchange for services:
                    Pursuant to a marketing agreement, the Company issued options to purchase 200,000 shares of its common stock at $.001 per share. Using the minimum value method as prescribed in SFAS 123, the options had no value at the date of grant. Accordingly, the Company did not recognize a charge for the issuance of the options. These options were exercised prior to December 31, 2000.

                    During the year ended December 31, 2000, the Company entered into agreements with six individuals to join the Company's Advisory Board. The agreements, which have a three-year term, provide for the issuance of 117,000 shares of common stock and options to purchase 150,000 shares of common stock at $1 share. The fair value of the common stock, based on the selling price of its common stock through private placements, was deemed to be $1 per share. The fair value of the common stock issued of $117,000 was originally charged to unearned compensation.

                    Of the 150,000 options issued under the Advisory Board agreement, 100,000 expire in February 2003 and 50,000 expire in February 2010. The fair value of the options expiring in February 2003 and February 2010, as determined using the minimum value method as prescribed in SFAS 123, was $.16 per share and $.26 per share, respectively.

                    Accordingly, the Company recorded unearned compensation of $29,000 representing the approximate aggregate fair value of the options issued.

                    Unearned compensation is being amortized to expense on a straight-line basis over the period in which the related services are being provided. The unamortized balance of $79,312 has been reflected as a reduction of stockholders' equity as of December 31, 2000.

                    In addition, the Company issued 935,500 shares of common stock in exchange for various selling, general and administrative services. The fair value of the common stock, based on the selling price in recent private placements, was deemed to be $1 per share. Accordingly, the accompanying statement of operations reflects a charge of $935,500 for the fair value of shares issued in exchange for such services.

            Solutions Technology, Inc. (Formerly Clickese.com, Inc.)

                          Notes to Financial Statements






Note 6 - Stockholders' equity (concluded):
                Options issued to employees:
                    During the year ended December 31, 2000, the Company issued options to purchase 600,000 shares of common stock at $.25 per share that expire in February 2005 to two of its officers. At the time the options were issued, the fair value of the Company's common stock was $.001 per share. Accordingly, no compensation costs were recorded. In addition, the options had no value using the minimum value method as prescribed by SFAS 123; therefore, no pro forma information is required.


Note 7 - Commitments and contingencies:
                Employment agreements:
                    In January 2000, the Company entered into a three-year employment with one of its executives. The agreement provides for annual compensation of $50,000 through December 2002.

                Consulting agreement:
                    Pursuant to an agreement entered into on October 19, 2000 with a consultant for selling services, the consultant received 100,000 shares of common stock. If the consultant generates sales revenue of at least $250,000 and gross profit on such sales of $2,500 for three consecutive months with respect to a certain product line, an additional 250,000 shares will be awarded. The maximum number of shares that may be earned under this agreement is 1,000,000 shares.

                    Pursuant to a distribution agreement entered into on November 1, 2000, the Company agreed to give a distributor 10,000 shares of common stock and an additional 1,000 shares for every 50,000 pieces of a particular product sold and an additional 10,000 shares for every 500,000 pieces of that product sold. The maximum number of shares to be issued under this agreement is 100,000 shares.

                Litigation:
                    The Company is party to a claim pursuant to which two individuals were each seeking 1,000,000 shares of the Company's common stock and cash consideration of $25,000. The Company had previously offered to meet those demands with 250,000 shares each. As the claimants have not accepted or declined the offer, the Company has rescinded its offer. There has been no further communication with the claimants. No provision for this claim has been made in the accompanying financial statements as management believes that the probable resolution of this matter will not materially affect the financial position, results of operations or cash flows of the Company.

            Solutions Technology, Inc. (Formerly Clickese.com, Inc.)

                          Notes to Financial Statements



Note 8 - Fair value of financial instruments:
                The Company's material financial instruments at December 31, 2000 for which disclosure of estimated fair value is required by certain accounting standards consisted of cash, accounts receivable, due to related parties and accounts payable. In the opinion of management, cash, accounts receivable, due to related parties and accounts payable were carried at values that approximated their fair values because of their liquidity and/or their short-term maturities.


Note 9 - Stock option plan:
                During the year ended December 31, 2000, the Company established the 2000 Stock Option Plan (the "Plan") which provides for individual awards to be issued to eligible employees at the discretion of the plan committee at an exercise price of 100% of the fair market value of common stock on the date of grant (110% of fair market value for options granted to individuals who own 10% or more of the voting securities of the Company). Shares available to be issued under the Plan are limited to 10,000,000 shares of common stock provided, however, that if the number of authorized shares of stock is increased, the maximum number of shares of common stock that may be issued pursuant to the Plan shall be increased by 10%. During the year ended December 31, 2000, no options were granted under the Plan.



                                      * * *

            Solutions Technology, Inc. (Formerly Clickese.com, Inc.)




                          INDEX TO FINANCIAL STATEMENTS

                                                                        PAGE
Condensed:
     Balance Sheet
         March 31, 2001                                                 F-16

    Statements of Operations
         Three Months Ended March 31, 2001 and 2000                     F-17

    Statement of Changes in Stockholders' Deficiency
         Three Months Ended March 31, 2001                              F-18

    Statements of Cash Flows
         Three Months Ended March 31, 2001 and 2000                     F-19

     Notes to Financial Statements                                   F-20/22


                                                           * * *

            Solutions Technology, Inc. (Formerly Clickese.com, Inc.)


                             Condensed Balance Sheet
                                 March 31, 2001
                                   (Unaudited)


                                                   ASSETS
Current assets:
    Cash                                                                              $     16,963
    Accounts receivable, net of allowance for doubtful accounts of $2,466                   12,320
    Inventories                                                                             37,040
    Prepaid expenses and other current assets                                                3,647
                                                                                     -------------
           Total current assets                                                             69,970

Capitalized web site development costs, net of accumulated amortization
    of $9,567                                                                               19,133
                                                                                     -------------

           Total                                                                      $     89,103
                                                                                      ============


                                  LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
    Accounts payable and accrued expenses                                             $     85,092
    Due to related parties                                                                 134,098
                                                                                      ------------
           Total liabilities                                                               219,190
                                                                                      ------------

Commitments and contingencies

Stockholders' deficiency:
    Common stock, $.001; 20,000,000 shares authorized;
        9,981,365 shares issued and outstanding                                              9,981
    Stock subscription receivable                                                           (1,255)
    Additional paid-in capital                                                           5,505,525
    Unearned compensation                                                                  (69,562)
    Accumulated deficit                                                                 (5,574,776)
                                                                                       -----------
           Total stockholders' deficiency                                                 (130,087)
                                                                                      ------------

           Total                                                                      $     89,103
                                                                                      ============


See Notes to Condensed Financial Statements.

            Solutions Technology, Inc. (Formerly Clickese.com, Inc.)

                       Condensed Statements of Operations
                   Three Months Ended March 31, 2001 and 2000
                                   (Unaudited)


                                                                                                 2001             2000
                                                                                            -------------     -------------
Net sales                                                                                     $    15,079

Cost of sales                                                                                       4,288
                                                                                            -------------

Gross profit                                                                                       10,791
                                                                                             ------------

Expenses:
    Selling                                                                                         7,212       $    50,000
    General and administrative                                                                    869,637           458,994
    Interest expense                                                                                7,889
                                                                                            ------------- -----------------
        Totals                                                                                    884,738          (508,994)
                                                                                              -----------       -----------

Net loss                                                                                       $ (873,947)       $ (508,994)
                                                                                               ==========        ==========


Basic net loss per share                                                                            $(.10)            $(.07)
                                                                                                    =====             =====


Basic weighted average common shares outstanding                                                8,423,235         7,706,365
                                                                                                =========         =========



See Notes to Condensed Financial Statements.

            Solutions Technology, Inc. (Formerly Clickese.com, Inc.)

           Condensed Statements of Changes in Stockholders' Deficiency
                        Three Months Ended March 31, 2001
                                   (Unaudited)

                                      Common Stock         Stock      Additional
                                  Number of             Subscription     Paid-in      Unearned     Accumulated
                                   Shares     Amount     Receivable     Capital    Compensation     Deficit         Total
                                  -------     ------    ------------  -----------  ------------    ----------      --------
Balance, January 1, 2001         9,156,365    $9,156      $(1,255)    $4,668,850     $(79,312)    $(4,700,829)    $(103,390)

Issuance of common stock in
    exchange for services          825,000       825                     824,175                                    825,000

Amortization of unearned
    compensation                                                                        9,750                         9,750

Officers' salaries forgiven                                               12,500                                     12,500

Net loss                                                                                             (873,947)     (873,947)
                         ----------------------------------------------------------------------------------------- ----------

       Totals                    9,981,365    $9,981      $(1,255)    $5,505,525     $(69,562)    $(5,574,776)    $(130,087)
                                 =========    ======      =======     ==========     ========     ===========     =========


See Notes to Condensed Financial Statements.

            Solutions Technology, Inc. (Formerly Clickese.com, Inc.)

                       Condensed Statements of Cash Flows
                   Three Months Ended March 31, 2001 and 2000
                                   (Unaudited)

                                                                                                    2001          2000
                                                                                                ------------   ------------
Operating activities:
    Net loss                                                                                       $(873,947)     $(508,994)
    Adjustments to reconcile net loss to net cash provided by
        (used in) operating activities:
        Amortization of capitalized web site development costs                                         2,392
        Issuance of common stock in exchange for services                                            825,000        350,000
        Amortization of debt discount                                                                  2,750
        Officers' salaries forgiven                                                                   12,500         62,500
        Amortization of unearned compensation                                                          9,750         37,438
        Changes in operating assets and liabilities:
           Accounts receivable                                                                         5,694
           Due from related party                                                                                    (3,002)
           Inventories                                                                                   900
           Prepaid expenses and other current assets                                                   3,424
           Accounts payable and accrued expenses                                                      (7,574)        84,522
           Due to related parties                                                                      9,962
                                                                                                ------------   ------------
               Net cash provided by (used in) operating activities                                    (9,149)        22,464

Investing activities - capitalized web site development costs                                                       (28,700)

Financing activities - proceeds from sale of common stock                                                            21,266
                                                                                             ---------------     ----------

Net increase (decrease) in cash                                                                       (9,149)        15,030

Cash, beginning of period                                                                             26,112          -
                                                                                                 -----------   ------------

Cash, end of period                                                                               $   16,963      $  15,030
                                                                                                  ==========      =========


See Notes to Condensed Financial Statements.

            Solutions Technology, Inc. (Formerly Clickese.com, Inc.)

                     Notes to Condensed Financial Statements
                                   (Unaudited)


Note 1 - Basis of presentation:
               In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position of Solutions Technology, Inc. (formerly Clickese.com, Inc.) (the "Company") as of March 31, 2001, its results of operations for the three months ended March 31, 2001 and 2000, its changes in stockholders' deficiency for the three months ended March 31, 2001 and its cash flows for the three months ended March 31, 2001 and 2000. Pursuant to rules and regulations of the Securities and Exchange Commission (the "SEC"), certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted from these financial statements unless significant changes have taken place since the end of the most recent fiscal year. Accordingly, these condensed financial statements should be read in conjunction with the financial statements, notes to financial statements and the other information in the audited financial statements of the Company as of December 31, 2000 and for the year then ended included elsewhere in the Form SB-2.

               The results of the Company's operations for the three months ended March 31, 2001 are not necessarily indicative of the results of operations to be expected for the full year ending December 31, 2001.

               As shown in the accompanying condensed financial statements, during the three months ended March 31, 2001, the Company only generated revenue of approximately $15,000; it incurred net losses of approximately $874,000; and it had a cash flow deficiency from operating activities of approximately $9,000. As a result, the Company had a working capital deficiency of approximately $149,000, an accumulated deficit of approximately $5,575,000 and a total stockholders' deficiency of approximately $130,000 as of March 31, 2001. These matters would raise substantial doubt about the Company's ability to continue as a going concern.

               In order to achieve the commercial success and profitability of the Company, management plans to (i) increase the number of visitors to its current web sites (ii) increase the name recognition of the Company and its web sites; (iii) increase the variety of unique products sold; and (iv) increase advertising revenue on its web sites.

               Management believes that the Company will need additional equity or debt financing within the next six months to sustain operations until it can market its services, expand its customer base and achieve profitability, if ever. In connection therewith, the Company intends to sell up to an additional 2,000,000 shares of common stock at $1 per share through a public offering. There can be no assurance that any of these shares will be sold, and no assurance that the Company will be able to obtain alternative debt or equity financing to sustain its operations through March 31, 2002.

            Solutions Technology, Inc. (Formerly Clickese.com, Inc.)

                     Notes to Condensed Financial Statements
                                   (Unaudited)


Note 2 - Earnings (loss) per share:
               The Company presents "basic" earnings (loss) per share and, if applicable, "diluted" earnings per share pursuant to the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share". Basic earnings (loss) per share is calculated by dividing net income or loss by the weighted average number of common shares outstanding during each period. The calculation of diluted earnings per share is similar to that of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, such as those issuable upon the exercise of outstanding stock options, were issued during the period, and the treasury stock method had been applied.

               Diluted per share amounts have not been presented in the accompanying condensed statement of operations because the Company had a net loss for the three months ended March 31, 2001 and 2000 and the assumed effects of the exercise of all of the Company's outstanding stock options would have been anti-dilutive.

               As of March 31, 2001 and 2000, the Company had 750,000 potentially dilutive shares resulting from stock options.


Note 3 - Related party transactions:
               Due to related parties at March 31, 2001 consists of $41,431 of expenses paid on behalf of the Company by another entity controlled by the President and Chief Executive Officer of the Company. The liability bears interest at approximately 11.5% and is expected to be repaid in 2001.

               In addition, on November 30, 2000, the Company entered into a loan agreement with a related party. The agreement provides for a $100,000 loan bearing interest at 12% and maturing on December 10, 2001. As additional consideration, the holder of the note received warrants to purchase 100,000 shares of common stock at $1 per share that expire in November 2004. The fair value of the warrants of $11,000 has been recorded as debt discount with an offsetting credit to additional paid-in capital and is being amortized to interest expense over the term of the loan. At March 31, 2001, the unamortized portion of the debt discount is $7,333.

            Solutions Technology, Inc. (Formerly Clickese.com, Inc.)

                     Notes to Condensed Financial Statements
                                   (Unaudited)



Note 4 - Stockholders' equity:
               Forgiveness of officers' salaries:
                  In January 2000, the Company entered into employment contracts with two of its executives. One of the agreements, which was subsequently terminated on August 21, 2000, provided for annual compensation of $200,000. The other agreement provides for annual compensation of $50,000 (see Note 6 to the Form SB-2). The compensation under these agreements was forgiven by the officers. Accordingly, the Company recorded a charge to salaries of $12,500 in the accompanying 2001 condensed statement of operations and an offsetting credit to additional paid-in capital representing the salaries forgiven during the three months ended March 31, 2001.

               Issuance of common stock in exchange for services:
                  During the three months ended March 31, 2001 and 2000, the Company issued 825,000 shares of common stock in exchange for various selling, general and administrative services. The fair value of the common stock, based on the selling price in recent private placements, was deemed to be $1 per share. Accordingly, the accompanying 2001 condensed statement of operations reflect charges of $825,000 for the fair value of shares issued in exchange for such services for the three months ended March 31, 2001.

                  Unearned compensation is being amortized to expense on a straight-line basis over the period in which the related services are being provided. The unamortized balance of $69,562 has been reflected as an increase in stockholders' deficiency as of March 31, 2001.


Note 5 - Subsequent event:
               Effective April 25, 2001, the Company acquired all of the outstanding common stock of Secure Time, Inc. ("STI") in exchange for 10,500,000 shares of the Company's common stock. The acquisition will be accounted for as a purchase. STI is developing a time clock that recognizes individual fingerprints and contains necessary software to provide for the processing of payroll.

               In addition, one of the former stockholders of STI received options to purchase 600,000 shares of the Company's common stock at a purchase price of $.25 per share through January 2003.


                                      * * *

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

       Information on this item is set forth in the prospectus under the heading "Disclosure of Commission Position on Indemnification for Securities Act Liabilities."

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       Information on this item is set forth in the prospectus under the heading "Use of Proceeds."

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

       Information as to a private offering of 193,000 Shares conducted by the Company is contained within the Prospectus under the heading "Certain Relationships and Related Transactions."

ITEM 27. EXHIBITS

       The Exhibits required by Item 601 f Regulation S-B, and an index thereto, are attached.



NUMBER            EXHIBIT DESCRIPTION
------            -------------------

2      Post Effective Amendment to Agreement and Plan of Merger dated November
       7, 2000 between Clickese.com, Inc. and Pro Athletes Golf League, Inc.*

2.1    Agreement and Plan of Merger between Secure Times, Inc. and
       Clickese.com dated April 25, 2001

2.2    Certificate of Merger dated May 8, 2001 between Secure Times, Inc. and
       Clickese.com

3.1    Articles of Incorporation and Certificate of Amendment dated February 9,
       2000*

3.2    Bylaws of Registrant*

4.1    2000 Stock Option Plan dated as of May 10, 2000*

4.2    Option Agreements between Registrant and Mitchell Kisberg dated February
       15, 2000*

4.3    List of Selling Shareholders*

4.4    Termination of Shareholders' Agreement between James Farinella and
       Mitchell Kisberg*

5      Opinion Re: Legality of Shares*

10.1   Employment Agreements between Registrant and James Farinella and Mitchell
       Kisberg each dated January 3, 2000, and Modifications thereof*

10.2   Distribution Agreement Between Registrant and Robard Distributors, Inc.
       dated November 1, 2000*

10.3 Promissory Note in the principal amount of $100,000 dated November 30, 2000, issued by Registrant to Frank P. Farinella*

23.1   Consent of Counsel

23.2   Consent of Accountant

*      Previously filed


ITEM 28. UNDERTAKINGS

       The undersigned company hereby undertakes to:

       (a) (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

              (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation form the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii) Include any additional or changed material information on the plan of distribution.

              (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

              (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

       (d) Provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

       (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Berkeley Heights, State of New Jersey, on July 17, 2001.


                                           Solutions Technology, Inc.


                                       By: /s/ James M. Farinella
                                           -----------------------
                                           James M. Farinella,
                                           Chief Executive Officer

                            SPECIAL POWER OF ATTORNEY

         The undersigned constitute and appoint James M. Farinella their true and lawful attorney- in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form SB-2 registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the U.S. Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby rarifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:


      SIGNATURE                     TITLE                            DATE
      ---------                     -----                            ----

/s/ James M. Farinella      Chief Executive Officer/Director     July 17, 2001
------------------------
James M. Farinella

/s/ Doug Wetzel             Director                             July 17, 2001
------------------------
Doug Wetzel


                            Director/Executive Vice President    _______, 2001
------------------------
Dave Facciani

EXHIBIT INDEX


NUMBER            EXHIBIT DESCRIPTION
------            -------------------

2      Post Effective Amendment to Agreement and Plan of Merger dated November
       7, 2000 between Clickese.com, Inc. and Pro Athletes Golf League, Inc.*

2.1    Agreement and Plan of Merger between Secure Times, Inc. and
       Clickese.com dated April 25, 2001

2.2    Certificate of Merger dated May 8, 2001 between Secure Times, Inc. and
       Clickese.com

3.1    Articles of Incorporation and Certificate of Amendment dated February 9,
       2000*

3.2    Bylaws of Registrant*

4.1    2000 Stock Option Plan dated as of May 10, 2000*

4.2    Option Agreements between Registrant and Mitchell Kisberg dated February
       15, 2000*

4.3    List of Selling Shareholders*

4.4    Termination of Shareholders' Agreement between James Farinella and
       Mitchell Kisberg*

5      Opinion Re: Legality of Shares*

10.1   Employment Agreements between Registrant and James Farinella and Mitchell
       Kisberg each dated January 3, 2000, and Modifications thereof*

10.2   Distribution Agreement Between Registrant and Robard Distributors, Inc.
       dated November 1, 2000*

10.3 Promissory Note in the principal amount of $100,000 dated November 30, 2000, issued by Registrant to Frank P. Farinella*

23.1   Consent of Counsel

23.2   Consent of Accountant

*      Previously filed
